QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 2

Audited Combined Financial Statements
of Granite Real Estate Investment Trust
and Granite REIT Inc.
 For the year ended December 31, 2018

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

Management of Granite Real Estate Investment Trust and Granite REIT Inc. (collectively the "Trust") is responsible for the preparation and presentation of the combined financial statements and all information included in the 2018 Annual Report. The combined financial statements were prepared by management in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and where appropriate, reflect estimates based on management's best judgement in the circumstances. Financial information as presented elsewhere in the 2018 Annual Report has been prepared by management to ensure consistency with information contained in the combined financial statements. The combined financial statements have been audited by independent auditors and reviewed by the Audit Committees and approved by both the Board of Trustees of Granite Real Estate Investment Trust and the Board of Directors of Granite REIT Inc.

Management is responsible for the development and maintenance of systems of internal accounting and administrative controls of high quality. Such systems are designed to provide reasonable assurance that the financial information is accurate, relevant and reliable and that the Trust's assets are appropriately accounted for and adequately safeguarded. Management has determined that, as at December 31, 2018 and based on the framework set forth in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, internal control over financial reporting was effective. The Trust's Chief Executive Officer and Chief Financial Officer, in compliance with Section 302 of the U.S. Sarbanes-Oxley Act of 2002 ("SOX"), has provided a SOX-related certification in connection with the Trust's annual disclosure document in the U.S. (Form 40-F) to the U.S. Securities and Exchange Commission. In accordance with National Instrument 52-109, a similar certification has been provided to the Canadian Securities Administrators.

The Trust's Audit Committees are appointed by their respective Boards and are comprised solely of outside independent Directors or Trustees. The Audit Committees meet periodically with management, as well as with the independent auditors, to satisfy themselves that each is properly discharging its responsibilities to review the combined financial statements and the independent auditors' report and to discuss significant financial reporting issues and auditing matters. The Audit Committees report their findings to the Boards for consideration when approving the combined financial statements for issuance to the stapled unitholders.

The combined financial statements and the effectiveness of internal control over financial reporting have been audited by Deloitte LLP, the independent auditors, in accordance with the standards of the Public Company Accounting Oversight Board (United States) on behalf of the stapled unitholders. The Auditors' Reports outline the nature of their examination and their opinion on the combined financial statements of the Trust and the effectiveness of the Trust's internal control over financial reporting. The independent auditors have full and unrestricted access to the Audit Committees.

Kevan Gorrie President and Chief Executive Officer	Ilias Konstantopoulos Chief Financial Officer

Toronto, Canada
March 6, 2019

64 Granite REIT 2018

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Unitholders of Granite Real Estate Investment Trust and the Board of Directors and Shareholders of Granite REIT Inc.

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of Granite REIT Inc. and Granite Real Estate Investment Trust and subsidiaries (collectively, the "Trust"), as at December 31, 2018 and December 31, 2017, the related combined statements of net income, comprehensive income, unitholders' equity and cash flows, for each of the two years in the period ended December 31, 2018, and the related notes, (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trust as at December 31, 2018 and 2017, and its financial performance and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Trust's internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 6, 2019 expressed an unqualified opinion on the Trust's internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on the Trust's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
March 6, 2019

We have served as the Trust's auditor since 2012.

Granite REIT 2018 65

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Unitholders of Granite Real Estate Investment Trust and the Board of Directors and Shareholders of Granite REIT Inc.

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Granite REIT Inc. and Granite Real Estate Investment Trust and subsidiaries (collectively, the "Trust") as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Trust maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the combined financial statements as at and for the year ended December 31, 2018, of the Trust and our report dated March 6, 2019, expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Trust's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Trust's internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

66 Granite REIT 2018

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
March 6, 2019

Granite REIT 2018 67

Granite REIT Annual Report 2018

Combined Balance Sheets
(Canadian dollars in thousands)

As at December 31,	Note	2018	2017

ASSETS
Non-current assets:
Investment properties	3, 4	$3,424,978	$2,733,568
Acquisition deposits	3	34,288	—
Deferred tax assets	13(c)	5,301	5,742
Fixed assets, net		771	951
Other assets	6	13,425	666

		3,478,763	2,740,927
Current assets:
Assets held for sale	5	44,238	391,453
Accounts receivable		4,316	2,310
Income taxes receivable	13	212	180
Prepaid expenses and other	7	2,510	2,029
Restricted cash		470	515
Cash and cash equivalents	15(d)	658,246	69,019

Total assets		$4,188,755	$3,206,433

LIABILITIES AND EQUITY
Non-current liabilities:
Unsecured debt, net	8(a)	$1,198,414	$647,306
Cross currency interest rate swaps	8(b)	104,757	61,466
Deferred tax liabilities	13(c)	303,965	244,052

		1,607,136	952,824
Current liabilities:
Other liability	9	—	8,968
Deferred revenue	9	4,290	3,965
Bank indebtedness	9	—	32,552
Accounts payable and accrued liabilities	9	41,967	43,342
Distributions payable	10	24,357	10,647
Income taxes payable	13	14,020	16,273

Total liabilities		1,691,770	1,068,571

Equity:
Stapled unitholders' equity	11	2,495,518	2,136,614
Non-controlling interests		1,467	1,248

Total equity		2,496,985	2,137,862

Total liabilities and equity		$4,188,755	$3,206,433

Commitments and contingencies (note 20)
See accompanying notes

On behalf of the Boards:
/s/ Kelly Marshall Director/Trustee	/s/ Gerald J. Miller Director/Trustee
68 Granite REIT 2018

Granite REIT Annual Report 2018

Combined Statements of Net Income
(Canadian dollars in thousands)

Years ended December 31,	Note	2018	2017(1)

Rental revenue		$219,986	$216,131
Tenant recoveries	12(a)	26,501	26,945
Lease termination and close-out fees		996	1,607

Revenue		247,483	244,683
Property operating costs	12(b)	30,942	31,345

Net operating income		216,541	213,338
General and administrative expenses	12(c)	29,404	26,066
Proxy contest expenses	12(d)	—	5,866
Depreciation and amortization		300	335
Interest income		(2,638)	(540)
Interest expense and other financing costs	12(e)	22,413	20,011
Foreign exchange losses (gains), net	12(f)	(9,390)	572
Fair value gains on investment properties, net	4, 5	(354,707)	(212,106)
Fair value losses on financial instruments	12(g)	562	823
Acquisition transaction costs	3	7,968	718
Loss on sale of investment properties	5	6,871	427
Other income	12(h)	(2,250)	—

Income before income taxes		518,008	371,166
Income tax expense	13	52,651	13,418

Net income		$465,357	$357,748

(1)
The Trust has retrospectively applied IFRS 15, Revenue from Contracts with Customers (note 2(o)).

Net income attributable to:
Stapled unitholders	$465,156	$357,702
Non-controlling interests	201	46

	$465,357	$357,748

See accompanying notes

Granite REIT 2018 69

Granite REIT Annual Report 2018

Combined Statements of Comprehensive Income
(Canadian dollars in thousands)

Years ended December 31,	Note	2018	2017

Net income		$465,357	$357,748
Other comprehensive income (loss):
Foreign currency translation adjustment(1)		141,355	17,825
Unrealized loss on net investment hedges, includes income taxes of nil(1)	8(b)	(48,431)	(52,810)

Total other comprehensive income (loss)		92,924	(34,985)

Comprehensive income		$558,281	$322,763

(1)
Items that may be reclassified subsequently to net income if a foreign subsidiary is disposed of or hedges are terminated or no longer assessed as effective (note 2(h)).

Comprehensive income attributable to:
Stapled unitholders	$558,042	$322,534
Non-controlling interests	239	229

	$558,281	$322,763

See accompanying notes

70 Granite REIT 2018

Granite REIT Annual Report 2018

Combined Statements of Unitholders' Equity
(Canadian dollars in thousands)

	Number of units (000s)			Retained earnings (Deficit)	Accumulated other comprehensive income	Stapled unitholders' equity	Non- controlling interests
Year ended December 31, 2018		Stapled units	Contributed surplus					Equity

As at January 1, 2018	46,903	$2,118,460	$60,274	$(160,686)	$118,566	$2,136,614	$1,248	$2,137,862
Net income	—	—	—	465,156	—	465,156	201	465,357
Other comprehensive income	—	—	—	—	92,886	92,886	38	92,924
Distributions (note 10)	—	—	41,128	(179,969)	—	(138,841)	(20)	(138,861)
Units issued under the stapled unit plan (note 11(b))	64	3,233	—	—	—	3,233	—	3,233
Units repurchased for cancellation (note 11(c))	(1,282)	(57,915)	(5,615)	—	—	(63,530)	—	(63,530)

As at December 31, 2018	45,685	$2,063,778	$95,787	$124,501	$211,452	$2,495,518	$1,467	$2,496,985

Year ended December 31, 2017	Number of units (000s)	Stapled units	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Stapled unitholders' equity	Non- controlling interests	Equity

As at January 1, 2017	47,123	$2,128,378	$61,425	$(395,330)	$153,734	$1,948,207	$1,529	$1,949,736
Net income	—	—	—	357,702	—	357,702	46	357,748
Other comprehensive income (loss)	—	—	—	—	(35,168)	(35,168)	183	(34,985)
Distributions (note 10)	—	—	—	(123,058)	—	(123,058)	(510)	(123,568)
Units issued under the stapled unit plan (note 11(b))	22	977	—	—	—	977	—	977
Units repurchased for cancellation (note 11(c))	(242)	(10,895)	(1,151)	—	—	(12,046)	—	(12,046)

As at December 31, 2017	46,903	$2,118,460	$60,274	$(160,686)	$118,566	$2,136,614	$1,248	$2,137,862

See accompanying notes

Granite REIT 2018 71

Granite REIT Annual Report 2018

Combined Statements of Cash Flows
(Canadian dollars in thousands)

Years ended December 31,	Note	2018	2017

OPERATING ACTIVITIES
Net income		$465,357	$357,748
Items not involving current cash flows	15(a)	(294,790)	(192,530)
Leasing commissions paid		(4,225)	(2,581)
Tenant incentives paid		(9,913)	(1,036)
Current income tax expense	13(a)	7,631	7,709
Income taxes paid		(10,273)	(3,468)
Interest expense		21,440	18,151
Interest paid		(21,116)	(17,719)
Changes in working capital balances	15(b)	3,777	(7,597)

Cash provided by operating activities		157,888	158,677

INVESTING ACTIVITIES
Investment properties:
Property acquisitions	3	(547,895)	(153,979)
Development land purchase	3	(1,225)	—
Proceeds from disposals, net	4, 5	681,319	—
Mortgage receivable proceeds	5	30,000	—
Capital expenditures
— Maintenance or improvements		(17,799)	(10,736)
— Developments or expansions		(15,378)	(72,404)
Acquisition deposits	3	(33,086)	—
Fixed asset additions		(111)	(553)
Decrease (increase) in other assets		36	(175)

Cash provided by (used in) investing activities		95,861	(237,847)

FINANCING ACTIVITIES
Distributions paid		(125,131)	(122,637)
Proceeds from unsecured term loans	8	548,677	—
Proceeds from bank indebtedness		247,274	121,097
Repayments of bank indebtedness		(279,768)	(90,142)
Financing costs paid		(3,319)	(1,000)
Distributions to non-controlling interests		(20)	(510)
Repurchase of stapled units	11(c)	(63,530)	(12,046)

Cash provided by (used in) financing activities		324,183	(105,238)

Effect of exchange rate changes on cash and cash equivalents		11,295	7,212

Net increase (decrease) in cash and cash equivalents during the year		589,227	(177,196)
Cash and cash equivalents, beginning of year		69,019	246,215

Cash and cash equivalents, end of year		$658,246	$69,019

See accompanying notes

72 Granite REIT 2018

Granite REIT Annual Report 2018

Notes to Combined Financial Statements
(All amounts in thousands of Canadian dollars unless otherwise noted)

1. NATURE AND DESCRIPTION OF THE TRUST

Effective January 3, 2013, Granite Real Estate Inc. ("Granite Co.") completed its conversion from a corporate structure to a stapled unit real estate investment trust ("REIT") structure. All of the common shares of Granite Co. were exchanged, on a one-for-one basis, for stapled units, each of which consists of one unit of Granite Real Estate Investment Trust ("Granite REIT") and one common share of Granite REIT Inc. ("Granite GP"). Granite REIT is an unincorporated, open-ended, limited purpose trust established under and governed by the laws of the province of Ontario and created pursuant to a Declaration of Trust dated September 28, 2012 and as subsequently amended on January 3, 2013 and December 20, 2017. Granite GP was incorporated on September 28, 2012 under the Business Corporations Act (British Columbia). Granite REIT, Granite GP and their subsidiaries (together "Granite" or the "Trust") are carrying on the business previously conducted by Granite Co.

The stapled units trade on the Toronto Stock Exchange and on the New York Stock Exchange. The principal office of Granite REIT is 77 King Street West, Suite 4010, P.O. Box 159, Toronto-Dominion Centre, Toronto, Ontario, M5K 1H1, Canada. The registered office of Granite GP is Suite 2600, Three Bentall Centre, 595 Burrard Street P.O. Box 49314, Vancouver, British Columbia, V7X 1L3, Canada.

The Trust is a Canadian-based REIT engaged in the acquisition, development, ownership and management of industrial, warehouse and logistics properties in North America and Europe. The Trust's tenant base includes Magna International Inc. and its operating subsidiaries (together "Magna") as its largest tenants, in addition to tenants from various other industries.

These combined financial statements were approved by the Board of Trustees of Granite REIT and Board of Directors of Granite GP on March 6, 2019.

2. SIGNIFICANT ACCOUNTING POLICIES

The accounting policies described below were applied consistently to all periods presented in these combined financial statements. New accounting standards and interpretations adopted in the year ended December 31, 2018 are described in note 2(o) and future accounting standards not yet effective are described in note 2(p).

(a)
Basis of Presentation and Statement of Compliance

The combined financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

(b)
Combined Financial Statements and Basis of Consolidation

As a result of the REIT conversion described in note 1, the Trust does not have a single parent; however, each unit of Granite REIT and each share of Granite GP trade as a single stapled unit and accordingly, Granite REIT and Granite GP have identical ownership. Therefore, these financial statements have been prepared on a combined basis whereby the assets, liabilities and results of Granite GP and Granite REIT have been combined. The combined financial statements include the subsidiaries of Granite GP and Granite REIT. Subsidiaries are fully consolidated by Granite GP or Granite REIT from the date of acquisition, being the date on which control is obtained. The subsidiaries continue to be consolidated until the date that such control ceases. Control exists when Granite GP or Granite REIT have power, exposure or rights to variable returns and the ability to use their power over the entity to affect the amount of returns it generates.

All intercompany balances, income and expenses and unrealized gains and losses resulting from intercompany transactions are eliminated.

Granite REIT 2018 73

Granite REIT Annual Report 2018

(c)
Trust Units

The stapled units are redeemable at the option of the holder and, therefore, are required to be accounted for as financial liabilities, except where certain exemption conditions are met, in which case redeemable instruments may be classified as equity. The attributes of the stapled units meet the exemption conditions set out in IAS 32, Financial Instruments: Presentation and are, therefore, presented as equity for purposes of that standard.

(d)
Investment Properties

The Trust accounts for its investment properties, which include income-producing properties, properties under development and land held for development, in accordance with IAS 40, Investment Property. For acquired investment properties that meet the definition of a business, the acquisition is accounted for as a business combination (note 2(e)); otherwise they are initially measured at cost including directly attributable expenses. Subsequent to acquisition, investment properties are carried at fair value, which is determined based on available market evidence at the balance sheet date including, among other things, rental revenue from current leases and reasonable and supportable assumptions that represent what knowledgeable, willing parties would assume about rental revenue from future leases less future cash outflows in respect of capital expenditures. Gains and losses arising from changes in fair value are recognized in net income in the period of change.

Income-Producing Properties

The carrying value of income-producing properties includes the impact of straight-line rental revenue (note 2(k)), tenant incentives and deferred leasing costs since these amounts are incorporated in the determination of the fair value of income-producing properties.

When an income-producing property is disposed of, the gain or loss is determined as the difference between the disposal proceeds, net of selling costs, and the carrying amount of the property and is recognized in net income in the period of disposal.

Properties Under Development

The Trust's development properties are classified as such until the property is substantially completed and available for occupancy. The Trust capitalizes acquisition, development and expansion costs, including direct construction costs, borrowing costs and indirect costs wholly attributable to development. Borrowing costs are capitalized to projects under development or construction based on the average accumulated expenditures outstanding during the period multiplied by the Trust's average borrowing rate on existing debt. Where borrowings are associated with specific developments, the amount capitalized is the gross borrowing cost incurred on such borrowings less any investment income arising on temporary investment of these borrowings. The capitalization of borrowing costs is suspended if there are prolonged periods that development activity is interrupted. The Trust capitalizes direct and indirect costs, including property taxes and insurance of the development property, if activities necessary to ready the development property for its intended use are in progress. Costs of internal personnel and other indirect costs that are not wholly attributable to a project are expensed as incurred.

Properties under development are measured at fair value with appropriate estimates made for construction costs and timeline and related assumptions in order to determine the fair value of the property.

(e)
Business Combinations

The Trust accounts for investment property acquisitions as a business combination if the particular assets and set of activities acquired can be operated and managed as a business in their current state for the purpose of providing a return to the unitholders. The Trust applies the acquisition method to account for business combinations. The consideration transferred for a business combination is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Trust. The total consideration includes the fair value of any asset or liability resulting from a

74 Granite REIT 2018

Granite REIT Annual Report 2018

contingent consideration arrangement. Identifiable assets acquired as well as liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

The Trust recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest's proportionate share of the recognized amounts of the acquiree's identifiable net assets.

Acquisition related costs are expensed as incurred.

Any contingent consideration is recognized at fair value at the acquisition date. Subsequent changes to the fair value of contingent consideration that is recorded as an asset or liability is recognized in net income.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling interest over the identifiable net assets acquired. If the consideration transferred is lower than the fair value of the net assets acquired, the difference is recognized in net income.

(f)
Assets Held for Sale

Non-current assets (and disposal groups) are classified as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. This condition is satisfied when the asset is available for immediate sale in its present condition, management is committed to the sale and it is highly probable to occur within one year.

(g)
Foreign Currency Translation

The assets and liabilities of the Trust's foreign operations are translated into Canadian dollars using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case, for material transactions, the exchange rates at the dates of those transactions are used. Exchange differences arising are recognized in other comprehensive income and accumulated in equity.

In preparing the financial statements of each entity, transactions in currencies other than the entity's functional currency (foreign currencies) are recognized at the average rates of exchange prevailing in the period. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Exchange differences on monetary items are recognized in net income in the period in which they arise except for:

•
The effective portion of exchange differences on transactions entered into in order to hedge certain foreign currency risks are recognized in other comprehensive income;

•
Exchange differences on monetary items receivable from or payable to a foreign operation for which settlement is neither planned nor likely to occur (therefore forming part of the net investment in the foreign operation) are recognized in other comprehensive income; and

•
Exchange differences on foreign currency borrowings related to capitalized interest for assets under construction.

(h)
Derivatives and Hedging

Derivative instruments, such as the cross currency interest rate swaps and the foreign exchange forward contracts, are recorded in the combined balance sheet at fair value, including those derivatives that are embedded in financial or non-financial contracts. Changes in the fair value of derivative instruments which are not designated as hedges for accounting purposes are recognized in the combined statements of net income. The Trust utilizes derivative financial instruments from time to time in the management of its

Granite REIT 2018 75

Granite REIT Annual Report 2018

foreign currency and interest rate exposures. The Trust's policy is not to utilize derivative financial instruments for trading or speculative purposes.

The Trust applies hedge accounting to certain derivative and non-derivative financial instruments designated as hedges of net investments in subsidiaries with a functional currency other than the Canadian dollar. Hedge accounting is discontinued prospectively when the hedge relationship is terminated or no longer qualifies as a hedge, or when the hedging item is sold or terminated. In a net investment hedging relationship, the effective portion of foreign exchange gains or losses on the hedging instruments is recognized in other comprehensive income and the ineffective portion is recognized in net income. The amounts recorded in accumulated other comprehensive income are recognized in net income when there is a disposition or partial disposition of the foreign subsidiary.

(i)
Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash and short-term investments with original maturities of three months or less.

Restricted cash represents segregated cash accounts for a specific purpose and cannot be used for general corporate purposes.

(j)
Fixed Assets

Fixed assets are recorded at cost less accumulated depreciation. Depreciation expense is recorded on a straight-line basis over the estimated useful lives of the fixed assets, which typically range from 3 to 5 years for computer hardware and software and 5 to 7 years for other furniture and fixtures. Leasehold improvements are amortized over the term of the applicable lease.

(k)
Revenue Recognition

Where Granite has retained substantially all the benefits and risks of ownership of its rental properties, leases with its tenants are accounted for as operating leases. Where substantially all the benefits and risks of ownership of the Trust's rental properties have been transferred to its tenants, the Trust's leases are accounted for as finance leases. All of the Trust's current leases are operating leases.

Certain leases contain rent escalation clauses or provide for tenant occupancy during periods for which no rent is due. Granite records the total rental income on a straight-line basis over the term of the lease. An accrued straight-line rent receivable is recorded from tenants for the difference between the straight-line rent and the rent that is contractually owing. In addition, tenant incentives including cash allowances provided to tenants are recognized as a reduction in rental revenue on a straight-line basis over the term of the lease where it is determined that the tenant fixturing has no benefit to Granite beyond the existing tenancy.

(l)
Unit-Based Compensation Plans

Incentive Stock Option Plan

Compensation expense for option grants is based on the fair value of the options at the grant date and is recognized over the period from the grant date to the date the award is vested. A liability is recognized for outstanding options based upon the fair value as the Trust is an open-ended trust making its units redeemable. During the period in which options are outstanding, the liability is adjusted for changes in the fair value with such adjustments being recognized as compensation expense in general and administrative expenses in the period in which they occur. The liability balance is reduced as options are exercised and recorded in equity as stapled units along with the proceeds received on exercise.

Executive Deferred Stapled Unit Plan

The executive deferred stapled unit plan is measured at fair value at the date of grant and amortized to compensation expense from the effective date of the grant to the final vesting date. Compensation expense

76 Granite REIT 2018

Granite REIT Annual Report 2018

is recognized on a proportionate basis consistent with the vesting features of each tranche of the grant. Compensation expense for executive deferred stapled units granted under the plan is recognized in general and administrative expenses with a corresponding liability recognized based upon the fair value of the Trust's stapled units as the Trust is an open-ended trust making its units redeemable. During the period in which the executive deferred stapled units are outstanding, the liability is adjusted for changes in the market value of the Trust's stapled unit, with such adjustments being recognized as compensation expense in general and administrative expenses in the period in which they occur. The liability balance is reduced as deferred stapled units are settled for stapled units and recorded in equity.

Director/Trustee Deferred Share Unit Plan

The compensation expense and a corresponding liability associated with the director/trustee deferred share unit plan is measured based on the market value of the underlying stapled units. During the period in which the awards are outstanding, the liability is adjusted for changes in the market value of the underlying stapled unit, with such positive or negative adjustments being recognized in general and administrative expenses in the period in which they occur. The liability balance is settled for cash when a director/trustee ceases to be a member of the Board.

(m)
Income Taxes

Operations in Canada

Granite qualifies as a mutual fund trust under the Income Tax Act (Canada) (the "Act") and as such the Trust itself will not be subject to income taxes provided it continues to qualify as a REIT for purposes of the Act. A REIT is not taxable and not considered to be a Specified Investment Flow-through Trust provided it complies with certain tests and it distributes all of its taxable income in a taxation year to its unitholders.

The Trust's qualification as a REIT results in no current or deferred income tax being recognized in the combined financial statements for income taxes related to the Canadian investment properties. Current income tax related to certain taxable Canadian entities is determined on the basis of enacted or substantively enacted tax rates and laws at each balance sheet date.

Operations in the United States

The Trust's investment property operations in the United States are conducted in a qualifying United States REIT ("US REIT") for purposes of the Internal Revenue Code of 1986, as amended. As a qualifying US REIT, it is not taxable provided it complies with certain tests in addition to the requirement to distribute substantially all of its taxable income.

As a qualifying US REIT, current income taxes on U.S. taxable income have not been recorded in the combined financial statements. However, the Trust has recorded deferred income taxes that may arise on the disposition of its investment properties as the Trust will likely be subject to entity level income tax in connection with such transactions pursuant to the Foreign Investment in Real Property Tax Act.

Operations in Europe

The Trust consolidates certain entities that continue to be subject to income tax.

Income taxes for taxable entities in Europe, as well as other entities in Canada or the United States subject to tax, are recorded as follows:

Current Income Tax

The current income tax expense is determined on the basis of enacted or substantively enacted tax rates and laws at each balance sheet date.

Granite REIT 2018 77

Granite REIT Annual Report 2018

Deferred Income Tax

Deferred income tax is recorded, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and the amounts reported in the combined financial statements. Deferred income tax is measured using tax rates and laws that are enacted and substantively enacted as at each balance sheet date which are expected to apply when the temporary differences are expected to reverse. Deferred income tax assets are recognized only to the extent that it is probable that sufficient future taxable profit will be available against which the deductible temporary difference can be utilized.

Each of the current and deferred tax assets and liabilities are offset when they are levied by the same taxation authorities on either the same taxable entities, or different taxable entities within the same reporting group that settle on a net basis, and when there is a legal right to offset.

(n)
Significant Accounting Judgments, Estimates and Assumptions

The preparation of these combined financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting periods.

Management believes that the judgments, estimates and assumptions utilized in preparing the combined financial statements are reasonable and prudent; however, actual results could be materially different and require an adjustment to the reported results.

Judgments

The following are the critical judgments that have been made in applying the Trust's accounting policies and that have the most significant effect on the amounts recognized in the combined financial statements:

  Leases

  The Trust's policy for revenue recognition is described in note 2(k). The Trust makes judgments in determining whether certain leases are operating or finance leases, in particular tenant leases with long contractual terms, leases where the property is a large square-footage and/or architecturally specialized and long-term ground leases where the Trust is the lessee.

  Investment properties

  The Trust's policy relating to investment properties is described in note 2(d). In applying this policy, judgment is used in determining whether certain costs incurred for tenant improvements are additions to the carrying amount of the property or represent incentives, identifying the point at which practical completion of properties under development occurs and determining borrowing costs to be capitalized to the carrying value of properties under development. Judgment is also applied in determining the use, extent and frequency of independent appraisals.

  Income taxes

  The Trust applies judgment in determining whether it will continue to qualify as a REIT for both Canadian and U.S. tax purposes for the foreseeable future. However, should it at some point no longer qualify, it would be subject to income tax and would be required to recognize current and deferred income taxes.

78 Granite REIT 2018

Granite REIT Annual Report 2018

Estimates and Assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year include the following:

  Valuation of investment properties

  The fair value of investment properties is determined by management using primarily the discounted cash flow method in which the income and expenses are projected over the anticipated term of the investment plus a terminal value discounted using an appropriate discount rate. The Trust obtains, from time to time, appraisals from independent qualified real estate valuation experts. However, the Trust does not measure its investment properties based on these appraisals but uses them as data points, together with other external market information accumulated by management, in arriving at its own conclusions on values. Management uses valuation assumptions such as discount rates, terminal capitalization rates and market rental rates applied in external appraisals or sourced from valuation experts; however, the Trust also uses its historical renewal experience with tenants, its direct knowledge of the specialized nature of Granite's portfolio and tenant profile and the actual condition of the properties in making business judgments about lease renewal probabilities, renewal rents and capital expenditures. The critical assumptions relating to the Trust's estimates of fair values of investment properties include the receipt of contractual rents, contractual renewal terms, expected future market rental rates, discount rates that reflect current market uncertainties, capitalization rates and recent investment property prices. If there is any change in these assumptions or regional, national or international economic conditions, the fair value of investment properties may change materially. Refer to note 4 for further information on the estimates and assumptions made by management.

  Fair value of financial instruments

  Where the fair value of financial assets or liabilities recorded on the balance sheet or disclosed in the notes cannot be derived from active markets, they are determined using valuation techniques including the discounted cash flow method. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of inputs such as credit risk and volatility. Changes in assumptions about these factors could materially affect the reported fair value of financial instruments.

  Income taxes

  The Trust operates in a number of countries and is subject to the income tax laws and related tax treaties in each of its operating jurisdictions. These laws and treaties can be subject to different interpretations by relevant taxation authorities. Significant judgment is required in the estimation of Granite's income tax expense, interpretation and application of the relevant tax laws and treaties and provision for any exposure that may arise from tax positions that are under audit by relevant taxation authorities.

  The recognition and measurement of deferred tax assets or liabilities is dependent on management's estimate of future taxable profits and income tax rates that are expected to be in effect in the period the asset is realized or the liability is settled. Any changes in management's estimate can result in changes in deferred tax assets or liabilities as reported in the combined balance sheets and also the deferred income tax expense in the combined statements of net income.

(o)
Accounting Standards Adopted in 2018

The Trust applied new standards and interpretations in the annual combined financial statements for the year ended December 31, 2018 with comparative figures adjusted accordingly. The nature and effect of the changes are disclosed below.

Granite REIT 2018 79

Granite REIT Annual Report 2018

IFRS 15, Revenue from Contracts with Customers

In May 2014, the IASB issued IFRS 15, Revenue from Contracts with Customers ("IFRS 15") which replaced IAS 18, Revenue and IAS 11, Construction Contracts and other related revenue interpretations effective January 1, 2018. IFRS 15 establishes the principles that the Trust applies to report useful information about the nature, amount, timing and uncertainty of revenue and cash flows arising from a contract with a customer.

As the Trust's most material revenue stream of rental revenue is outside the scope of the new standard, the adoption of the new standard did not have a material impact on the combined statements of net income and comprehensive income. The recovery of costs related to common area maintenance services is considered within the scope of IFRS 15 and the Trust has concluded that the pattern of revenue recognition remains unchanged. As a result of the adoption of IFRS 15, the Trust discloses revenue recognized from contracts with tenants related to common area maintenance recoveries separately from other sources of revenue. In addition, the Trust assessed that it is a principal in relation to property taxes and insurance that are paid directly by the tenants under certain net leases as the Trust is primarily responsible for fulfilling the promise to satisfy its property tax obligations and is a beneficiary as it relates to potential property insurance claims. Therefore, the Trust recognizes the gross amount of consideration for property taxes and insurance premiums. As a result of the adoption of IFRS 15, for the years ended December 31, 2018 and 2017, tenant recoveries revenue and property operating costs each increased by $16.7 million and $22.0 million, respectively. There was no impact to net income, opening retained earnings, unitholders' equity or cash flows from the adoption of this standard as at December 31, 2018 and December 31, 2017, and for each of the periods then ended, and accordingly an opening balance sheet for the earliest period related to the adoption of the standard is not presented. Refer to note 12(a) for the incremental disclosures required under IFRS 15.

IFRS 9, Financial Instruments

In July 2014, the IASB issued IFRS 9, Financial Instruments ("IFRS 9") which replaced IAS 39, Financial Instruments: Recognition and Measurement ("IAS 39") effective January 1, 2018. IFRS 9 provides new guidance on the classification and measurement, impairment and hedge accounting for financial instruments in addition to clarification for the treatment of modifications of financial liabilities. IFRS 9 is required to be adopted retrospectively with certain available transition provisions.

The adoption of this standard did not have any significant impact on the combined financial statements for the current or prior years.

Classification and measurement:

IFRS 9 requires a new approach for the classification and measurement of financial assets based on the Trust's business models for managing these financial assets and their contractual cash flow characteristics. This approach is summarized as follows:

•
Assets held for the purpose of collecting contractual cash flows that solely represent payments of principal and interest are measured at amortized cost.

•
Assets held within a business model where assets are both held for the purpose of collecting contractual cash flows or sold prior to maturity and the contractual cash flows solely represent payments of principal and interest are measured at fair value through other comprehensive income ("FVTOCI").

•
Assets held within another business model or assets that do not have contractual cash flow characteristics that are solely payments of principal and interest are measured at fair value through profit or loss ("FVTPL").
80 Granite REIT 2018

Granite REIT Annual Report 2018

The Trust completed its review of all financial instruments held and performed a cash flow and business model assessment, and the impact is summarized as follows:

•
The Trust's cash and cash equivalents, restricted cash, accounts receivable and certain long-term receivables, previously classified as loans and receivables under IAS 39, are now classified as amortized cost and continue to be measured at amortized cost.

•
The Trust's unsecured debentures, bank indebtedness, accounts payable and accrued liabilities and distributions payable, previously classified as other financial liabilities under IAS 39, are now classified as amortized cost and continue to be measured at amortized cost.

•
The Trust's derivative asset and liability instruments continue to be classified and measured at FVTPL.

The following summarizes the Trust's classification and measurement of its financial assets and liabilities:

Classification and Measurement Basis

Financial assets
Long-term receivables included in other assets	Amortized Cost
Long-term proceeds receivable associated with a property disposal included in other assets	Fair Value
Accounts receivable	Amortized Cost
Short-term proceeds receivable associated with a property disposal included in accounts receivable	Fair Value
Foreign exchange forward contracts included in prepaid expenses and other	Fair Value
Restricted cash	Amortized Cost
Cash and cash equivalents	Amortized Cost
Financial liabilities
Unsecured debentures, net	Amortized Cost
Unsecured term loans, net	Amortized Cost
Cross currency interest rate swaps	Fair Value
Bank indebtedness	Amortized Cost
Tenant incentive allowance included in other liability	Fair Value
Accounts payable and accrued liabilities	Amortized Cost
Foreign exchange forward contracts included in accounts payable and accrued liabilities	Fair Value
Distributions payable	Amortized Cost

Refer to note 16 for the measurement basis of financial assets and liabilities under IFRS 9.

Impairment:

IFRS 9 introduces a new expected credit loss ("ECL") impairment model for all financial assets measured at amortized cost or debt instruments measured at FVTOCI.

The ECL model uses an allowance for expected credit losses being recorded regardless of whether or not there has been an actual loss event. The Trust measures the loss allowance for its financial assets at an amount equal to the lifetime ECL. The impact of the credit loss modelling process is summarized as follows:

•
The Trust did not record an ECL allowance against long-term receivables as historical experience of loss on these balances is insignificant and, based on the assessment of forward-looking information, no significant increases in losses are expected. The Trust will continue to assess the valuation of these instruments.

•
The Trust did not record an ECL allowance against accounts receivable and has determined that its internal processes of evaluating each receivable on a specific basis for collectability using historical experience and adjusted for forward-looking information, would appropriately allow the Trust to determine if there are significant increases in credit risk to then record a corresponding ECL allowance.
Granite REIT 2018 81

Granite REIT Annual Report 2018

Hedge accounting:

IFRS 9 also introduces a new hedge accounting model that expands the scope of hedge items and risks eligible for hedge accounting and aligns hedge accounting more closely with risk management. This new standard did not fundamentally change the types of hedging relationships or the requirement to measure and recognize ineffectiveness; however, it provides for more hedging strategies that are used for risk management to qualify for hedge accounting and introduces more judgment to assess the effectiveness of a hedging relationship. In accordance with IFRS 9's transition provisions for hedge accounting, the Trust has chosen as its accounting policy to continue to apply the hedge accounting requirement of IAS 39 for hedge relationships existing on and subsequent to January 1, 2018. Refer to note 2(h) for the Trust's accounting policy associated with hedge accounting.

Financial liabilities:

Generally, IFRS 9 did not introduce changes to the measurement of financial liabilities. The Trust continues to measure its financial liabilities at amortized cost.

In regards to term modifications for financial liabilities, IFRS 9 requires that when a financial liability measured at amortized cost is modified or exchanged, and such modification or exchange does not result in derecognition, the adjustment to the amortized cost of the financial liability is recognized in net income.

IFRS 2, Share-based Payment

In June 2016, the IASB issued amendments to IFRS 2, Share-based Payment clarifying how to account for the effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments, share-based payment transactions with a net settlement feature and a modification to the terms and conditions that change the classification of the transactions. These amendments are effective for annual periods beginning on January 1, 2018. The adoption of this amendment did not have an impact on the combined financial statements.

IAS 40, Investment Properties

On December 8, 2016, the IASB issued an amendment to IAS 40, Investment Properties that requires an asset to be transferred to or from investment property only when there is a change in use. A change in use occurs when the property meets, or ceases to meet, the definition of investment property and there is evidence of the change in use. The amendments are effective for years beginning on January 1, 2018. The adoption of these amendments and clarifications did not have an impact on the combined financial statements.

(p)
Future Accounting Policy Changes

IFRS 16, Leases

In January 2016, the IASB issued IFRS 16, Leases ("IFRS 16") which replaces IAS 17, Leases and its associated interpretative guidance. IFRS 16 applies a control model to the identification of leases, distinguishing between a lease and a non-lease component on the basis of whether the customer controls the specified asset. For those contracts that are or contain a lease, IFRS 16 introduces significant changes to the accounting by lessees, introducing a single, on-balance sheet accounting model that is similar to current finance lease accounting, with limited exceptions for short-term leases or leases of low value assets. Lessor accounting remains largely unchanged as the distinction between operating and finance leases is retained. The standard is effective for annual periods beginning on or after January 1, 2019. The Trust does not expect this standard to have a significant impact on its combined financial statements as leases with tenants are expected to be accounted for as operating leases in the same manner they are currently being reported. The Trust has two investment properties located on land that is leased. Currently, the ground rent payments are

82 Granite REIT 2018

Granite REIT Annual Report 2018

expensed. It is expected that under IFRS 16, a right-of-use asset addition to investment properties and a lease obligation liability will be recorded with associated financing charges. The Trust also has rent expense associated with office space in Toronto, Canada and Vienna, Austria and office equipment. It is expected that under IFRS 16, a right-of-use asset addition and obligation liability will be recorded for these lease obligations as well. The Trust has completed the issue identification phase of the transition and is in the process of completing its evaluation of the resulting impact on its combined financial statements and internal controls.

IFRIC 23, Uncertainty over Income Tax Treatments

In June 2017, the IFRS Interpretations Committee issued IFRIC 23, Uncertainty over Income Tax Treatments ("IFRIC 23") which clarifies how the recognition and measurement requirements of IAS 12, Income Taxes, are applied where there is uncertainty over income tax treatments. This standard is effective for annual periods beginning on or after January 1, 2019. The Trust is currently assessing the impact of IFRIC 23 on its combined financial statements.

IFRS 3, Business Combinations

In October 2018, the IASB issued amendments to IFRS 3, Business Combinations. The amendments clarified the definition of a business and provide guidance on whether an acquisition represents a group of assets or a business. The amendments also permit a simplified assessment of whether an acquired set of activities and assets is a group of assets rather than a business. Distinguishing between a business and a group of assets is important as an acquirer would only recognize goodwill when acquiring a business. The amendments apply to transactions for which the acquisition date is on or after the first annual reporting period beginning on or after January 1, 2020. Earlier adoption is permitted. The Trust is assessing the impact of these amendments on its combined financial statements.

3. ACQUISITIONS

During the years ended December 31, 2018 and 2017, Granite acquired income-producing properties and development land consisting of the following:

Business Combination — Income-Producing Properties:

2018 Acquisitions

Property	Location	Date acquired	Property purchase price

3870 Ronald Reagan Parkway	Plainfield, Indiana	March 23, 2018	$50,835
181 Antrim Commons Drive	Greencastle, Pennsylvania	April 4, 2018	44,323
Ohio portfolio (four properties): 10, 100 and 115 Enterprise Parkway and 15 Commerce Parkway	West Jefferson, Ohio	May 23, 2018	299,297
Joseph-Meyer-Straße 3	Erfurt, Germany	July 12, 2018	82,677
120 Velocity Way	Shepherdsville, Kentucky	December 3, 2018	65,866

Total purchase price			$542,998

Granite REIT 2018 83

Granite REIT Annual Report 2018

During the year ended December 31, 2018, the Trust recognized $20.1 million of revenue and $33.2 million of net income related to the aforementioned acquisitions completed in 2018. Had these acquisitions occurred on January 1, 2018, the Trust would have recognized proforma revenue and net income of approximately $35.4 million and $56.7 million, respectively, during the year ended December 31, 2018.

2017 Acquisition

Property	Location	Date acquired	Property purchase price

Mississippi and Ohio portfolio (three properties):
8735 South Crossroads Drive, 535 Gateway Blvd and 601 & 673 Gateway Blvd	Olive Branch, Mississippi and Monroe, Ohio	October 6, 2017	$154,726

Total purchase price			$154,726

During the year ended December 31, 2017, the Trust recognized $2.8 million of revenue and $1.6 million of net income related to the aforementioned acquisition completed in 2017. Had this acquisition occurred on January 1, 2017, the Trust would have recognized proforma revenue and net income of approximately $10.4 million and $7.0 million, respectively, during the year ended December 31, 2017.

The following table summarizes the total consideration paid for the income-producing property acquisitions and the fair value of the total identifiable net assets acquired at the acquisition dates:

	2018 acquisitions	2017 acquisition

Purchase consideration
Cash on hand	$380,206	$117,227
Cash sourced from credit facility	167,689	36,752

Total cash consideration paid	$547,895	$153,979

Recognized amounts of identifiable net assets acquired measured at their respective fair values:
Investment properties	$542,998	$154,726
Working capital	4,897	(747)

Total identifiable net assets	$547,895	$153,979

During the year ended December 31, 2018, the Trust incurred $7.4 million (2017 — $0.5 million) of land transfer tax, legal and advisory costs associated with the aforementioned completed acquisitions, of which $5.4 million (2017 — nil) related to land transfer tax for the German acquisition. The Trust incurred an additional $0.6 million (2017 — $0.2 million) of costs related to pursuing other acquisition opportunities. These costs are included in acquisition transaction costs in the combined statements of net income.

Asset Purchase — Development Land:

On November 1, 2018, Granite purchased approximately 12.9 acres of development land in West Jefferson, Ohio for cash consideration of $1.2 million.

Acquisition Deposits

As at December 31, 2018, Granite had made deposits of $34.3 million relating to property acquisitions. A deposit of $7.0 million was made to acquire the leasehold interest in two income-producing properties located in Mississauga, Ontario for total consideration of $154.0 million. This commitment to purchase the

84 Granite REIT 2018

Granite REIT Annual Report 2018

two leasehold interests is subject to customary closing conditions and the consent of the ground lessor. A deposit of $27.3 million (US$20.0 million) was also made in connection with a contractual commitment to acquire a property under development in the state of Texas. This commitment to purchase the property under development is subject to specific confidentiality provisions and customary closing conditions including certain purchase rights in favour of the tenant and is expected to close concurrently with the lease commencement in the third quarter of 2019 following construction of the building. These contractual commitments are included in the commitments and contingencies note (note 20(b)).

4. INVESTMENT PROPERTIES

As at December 31,	2018	2017

Income-producing properties	$3,403,985	$2,714,684
Properties under development	17,009	—
Land held for development	3,984	18,884

	$3,424,978	$2,733,568

Changes in investment properties are shown in the following table:

Years ended December 31,	2018			2017

	Income- producing properties	Properties under development	Land held for development	Income- producing properties	Land held for development

Balance, beginning of year	$2,714,684	$—	$18,884	$2,646,292	$6,803
Additions
— Capital expenditures:
Maintenance or improvements	8,164	—	—	21,065	—
Developments or expansions	19,986	287	66	72,774	—
— Acquisitions (note 3)	542,998	—	1,232	154,726	—
— Leasing commissions	3,340	—	—	3,573	—
— Tenant incentives	816	—	—	803	—
Transfers to properties under development	(12,206)	16,473	(4,267)	(12,076)	12,076
Fair value gains, net	353,258	—	1,253	212,106	—
Foreign currency translation, net	147,336	249	196	12,800	5
Amortization of straight-line rent	4,274	—	—	(1,101)	—
Amortization of tenant incentives	(5,402)	—	—	(5,410)	—
Other changes	(972)	—	—	585	—
Classified as assets held for sale (note 5)	(372,291)	—	(13,380)	(391,453)	—

Balance, end of year	$3,403,985	$17,009	$3,984	$2,714,684	$18,884

During the year ended December 31, 2018, the Trust disposed of 16 properties (2017 — no dispositions) previously classified as assets held for sale for aggregate gross proceeds of $729.6 million (note 5). The fair value gains during the year ended December 31, 2018, excluding the 16 properties sold in the year, was $354.5 million. As at December 31, 2018, six properties with an aggregate fair value of $44.2 million, were classified as assets held for sale (note 5).

Granite REIT 2018 85

Granite REIT Annual Report 2018

The Trust determines the fair value of an income-producing property based upon, among other things, rental income from current leases and assumptions about rental income from future leases reflecting market conditions and lease renewals at the applicable balance sheet dates, less future cash outflows in respect of such leases. Fair values are primarily determined by discounting the expected future cash flows, generally over a term of 10 years, plus a terminal value based on the application of a capitalization rate to estimated year 11 cash flows. The fair values of properties under development are measured using a discounted cash flow model, net of costs to complete, as of the balance sheet date. The Trust measures its investment properties using valuations prepared by management. The Trust does not measure its investment properties based on valuations prepared by external appraisers but uses such external appraisals as data points, together with other external market information accumulated by management, in arriving at its own conclusions on values. Management uses valuation assumptions such as discount rates, terminal capitalization rates and market rental rates applied in external appraisals or sourced from valuation experts; however, the Trust also uses its historical renewal experience with tenants, its direct knowledge of the specialized nature of Granite's portfolio and tenant profile and its knowledge of the actual condition of the properties in making business judgments about lease renewal probabilities, renewal rents and capital expenditures. There has been no change in the valuation methodology during the year.

Included in investment properties is $14.8 million (2017 — $9.8 million) of net straight-line rent receivable arising from the recognition of rental revenue on a straight-line basis over the lease term.

Details about contractual obligations to purchase, construct and develop properties can be found in the commitments and contingencies note (note 20).

Tenant minimum rental commitments payable to Granite on non-cancellable operating leases (excluding assets held for sale) are as follows:

Not later than 1 year	$222,093
Later than 1 year and not later than 5 years	759,729
Later than 5 years	494,554

$1,476,376

86 Granite REIT 2018

Granite REIT Annual Report 2018

Valuations are most sensitive to changes in discount rates and terminal capitalization rates. The key valuation metrics for income-producing properties by country are set out below:

As at December 31,	2018(1)			2017(1)

	Maximum	Minimum	Weighted average(2)	Maximum	Minimum	Weighted average(2)

Canada
Discount rate	7.75%	5.00%	5.63%	8.25%	6.50%	6.84%
Terminal capitalization rate	7.00%	5.00%	6.01%	8.00%	5.75%	6.17%
United States
Discount rate	10.00%	5.75%	6.68%	11.00%	6.25%	7.68%
Terminal capitalization rate	9.75%	5.25%	6.46%	10.75%	5.75%	7.30%
Germany
Discount rate	8.25%	5.70%	6.89%	9.00%	6.50%	7.89%
Terminal capitalization rate	8.75%	5.25%	6.89%	9.50%	5.75%	7.91%
Austria
Discount rate	10.00%	8.00%	8.37%	10.00%	7.75%	8.05%
Terminal capitalization rate	10.00%	7.00%	7.88%	9.50%	8.25%	8.53%
Netherlands
Discount rate	6.50%	5.70%	5.93%	7.00%	6.25%	6.62%
Terminal capitalization rate	7.45%	6.00%	6.48%	7.30%	7.05%	7.17%
Other
Discount rate	9.50%	6.75%	8.23%	9.85%	7.25%	8.62%
Terminal capitalization rate	10.00%	6.75%	8.48%	10.00%	6.75%	8.39%
Total
Discount rate	10.00%	5.00%	6.90%	11.00%	6.25%	7.59%
Terminal capitalization rate	10.00%	5.00%	6.81%	10.75%	5.75%	7.48%

(1)
Excludes assets held for sale at the respective year end (note 5).
(2)
Weighted based on income-producing property fair value.

The table below summarizes the sensitivity of the fair value of income-producing properties to changes in either the discount rate or terminal capitalization rate:

	Discount Rate		Terminal Capitalization Rate
Rate sensitivity	Fair value	Change in fair value	Fair value	Change in fair value

+50 basis points	$3,278,655	$(125,330)	$3,273,191	$(130,794)
+25 basis points	3,340,091	(63,894)	3,335,690	(68,295)
Base rate	3,403,985	—	3,403,985	—
–25 basis points	3,467,547	63,562	3,475,841	71,856
–50 basis points	$3,533,654	$129,669	$3,554,797	$150,812

Granite REIT 2018 87

Granite REIT Annual Report 2018

5. ASSETS HELD FOR SALE AND DISPOSITIONS

At December 31, 2018, six investment properties with an aggregate fair value of $44.2 million are classified as assets held for sale. At December 31, 2017, 10 investment properties having a fair value of $391.5 million were classified as assets held for sale and were disposed of in January 2018.

The six properties classified as assets held for sale at December 31, 2018 consist of the following:

Property	Location	Fair value

3 Walker Drive	Brampton, Ontario	$13,380
375 Edward Street	Richmond Hill, Ontario	7,800
403 S 8th Street	Montezuma, Iowa	7,148
1951 A Avenue	Victor, Iowa	5,520
408 N Maplewood Avenue	Williamsburg, Iowa	7,162
411 N Maplewood Avenue	Williamsburg, Iowa	3,228

		$44,238

All six properties were sold during January and February 2019 for aggregate proceeds of $43.7 million.

During the year ended December 31, 2018, 16 properties located in Canada, the United States and Germany previously classified as assets held for sale were disposed. The properties consist of the following:

Property	Location	Date disposed	Sale price

111 Cosma Drive	Bowling Green, Kentucky	January 30, 2018	$169,998
1 Cosma Court and 170 Edward Street	St Thomas, Ontario	January 30, 2018	154,568
Newpark campus (seven properties): 521, 550, 561, 564, 581, 594 and 630 Newpark Boulevard	Newmarket, Ontario	January 31, 2018	63,000
1 Clearview Drive	Tillsonburg, Ontario	July 18, 2018	7,200
120 Moon Acres Road	Piedmont, South Carolina	September 13, 2018	216,459
1000 JD Yarnell Industrial Parkway	Clinton, Tennessee	September 13, 2018	54,798
337 and 375 Magna Drive	Aurora, Ontario	September 27, 2018	60,000
Industriestrasse 11	Schleiz, Germany	October 4, 2018	3,585

			$729,608

The gross proceeds of $63.0 million for the seven properties in Newmarket, Ontario included a vendor take-back mortgage of $30.0 million. The mortgage receivable bore interest at an annual rate of 6.0% and was repaid on April 16, 2018.

The gross proceeds noted above for the property disposals in South Carolina and Tennessee included $12.3 million (US$9.5 million) and $0.4 million (US$0.3 million) of proceeds that are expected to be received in the first quarters of 2020 and 2019, respectively. The estimated sale price of $216.5 million for the South Carolina disposition and $54.8 million for the Tennessee disposition was determined using an income approach which assumed a forecast consumer price index inflation factor at the date of disposition. Accordingly, the proceeds receivable are subject to change and will be dependent upon the actual consumer

88 Granite REIT 2018

Granite REIT Annual Report 2018

price index inflation factors as at December 31, 2018 and 2019. During the year ended December 31, 2018, the changes in the proceeds receivable are shown in the following table:

	South Carolina property	Tennessee property

Balance, September 13, 2018	$12,313	$400

Change in consumer price index inflation factor	(1,166)	(231)
Foreign exchange	658	62

Balance, December 31, 2018	$11,805	$231

At December 31, 2018, the proceeds receivable of $11.8 million (US$8.7 million) for the property disposed of in South Carolina is recorded in other assets (note 6) and the $0.2 million (US$0.2 million) proceeds receivable from the Tennessee property disposal is included in accounts receivable on the combined balance sheet.

In connection with the property disposal in South Carolina, Granite has retained an obligation to make certain repairs to the building. Accordingly, a liability of approximately $2.0 million is recorded in accounts payable and accrued liabilities on the combined balance sheet (note 9). The estimated amount was determined using a third-party report but can change over time as the repairs are completed.

The following table summarizes the fair value changes in properties classified as assets held for sale:

Years ended December 31,	2018	2017

Balance, beginning of year	$391,453	$—

Fair value gains, net	196	—
Foreign currency translation, net	(3,466)	—
Disposals	(729,608)	—
Classified as assets held for sale from investment properties (note 4)	385,671	391,453
Other	(8)	—

Balance, end of year	$44,238	$391,453

During the year ended December 31, 2018, Granite incurred $6.9 million (2017 — $0.4 million) of broker commissions and legal and advisory costs associated with the disposal or planned disposal of the assets held for sale which are included in loss on sale of investment properties on the combined statements of net income. The $6.9 million loss on sale of investment properties for the year ended December 31, 2018 also included $1.4 million relating to the adjustment in proceeds receivable from the South Carolina and Tennessee property disposals arising from the change in consumer price index inflation factors noted above.

Granite REIT 2018 89

Granite REIT Annual Report 2018

6. OTHER ASSETS

Other assets consist of:

As at December 31,	2018	2017

Deferred financing costs associated with the revolving credit facility	$1,172	$211
Long-term receivables	448	455
Long-term proceeds receivable associated with a property disposal (note 5)	11,805	—

	$13,425	$666

The long-term proceeds receivable associated with a property disposal is expected to be settled in the first quarter of 2020.

7. CURRENT ASSETS

Prepaid Expenses and Other

As at December 31, 2018, prepaid expenses and other of $2.5 million (2017 — $2.0 million) primarily includes prepaid insurance premiums of $1.0 million (2017 — $0.6 million), prepaid interest associated with the 2025 Term Loan (note 8) of $0.4 million (2017 — nil) and unrealized gains on foreign exchange forward contracts of $0.1 million (2017 — $0.7 million).

8. UNSECURED DEBT AND CROSS CURRENCY INTEREST RATE SWAPS
(a)
Unsecured Debentures and Term Loans, Net

As at December 31,		2018		2017

	Maturity Date	Amortized Cost(1)	Principal issued and outstanding	Amortized Cost(1)	Principal issued and outstanding

2021 Debentures	July 5, 2021	$249,424	$250,000	$249,201	$250,000
2023 Debentures	November 30, 2023	398,425	400,000	398,105	400,000
2022 Term Loan(2)	December 19, 2022	251,853	252,414	—	—
2025 Term Loan	December 12, 2025	298,712	300,000	—	—

		$1,198,414	$1,202,414	$647,306	$650,000

(1)
The amounts outstanding are net of deferred financing costs. The deferred financing costs are amortized using the effective interest method and recorded in interest expense.
(2)
The term loan maturing on December 19, 2022 is denominated in US dollars and was originally drawn in the amount of US$185.0 million.

2021 Debentures

On July 3, 2014, Granite REIT Holdings Limited Partnership ("Granite LP"), a wholly-owned subsidiary of Granite, issued at par $250.0 million aggregate principal amount of 3.788% Series 2 senior debentures due July 5, 2021 (the "2021 Debentures"). Interest on the 2021 Debentures is payable semi-annually in arrears on January 5 and July 5 of each year. Deferred financing costs of $1.6 million were incurred and recorded as a reduction against the principal owing.

90 Granite REIT 2018

Granite REIT Annual Report 2018

The 2021 Debentures are redeemable, in whole or in part, at Granite's option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2021 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2021 Debenture, a price equal to which, if the 2021 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 46.0 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of July 5, 2021. Granite also has the option to redeem the 2021 Debentures at par plus any accrued and unpaid interest within 30 days of the maturity date of July 5, 2021.

2023 Debentures

On December 20, 2016, Granite LP issued $400.0 million aggregate principal amount of 3.873% Series 3 senior debentures due November 30, 2023 (the "2023 Debentures") at a nominal premium. Interest on the 2023 Debentures is payable semi-annually in arrears on May 30 and November 30 of each year. Deferred financing costs of $2.2 million were incurred and recorded as a reduction against the principal owing.

The 2023 Debentures are redeemable, in whole or in part, at Granite's option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2023 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2023 Debenture, a price equal to which, if the 2023 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 62.5 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of November 30, 2023. Granite also has the option to redeem the 2023 Debentures at par plus any accrued and unpaid interest within 30 days of the maturity date of November 30, 2023.

2022 Term Loan

On December 19, 2018, Granite LP entered into a senior unsecured non-revolving term facility in the amount of US$185.0 million (the "2022 Term Loan") that matures on December 19, 2022. The 2022 Term Loan was available in one US dollar drawdown and is fully prepayable without penalty. Any amount repaid may not be re-borrowed. On December 19, 2018, US$185.0 million was drawn on the 2022 Term Loan. Interest on drawn amounts is calculated based on LIBOR plus an applicable margin determined by reference to the external credit rating of Granite LP and is payable monthly in arrears. Deferred financing costs of $0.6 million were incurred and recorded as a reduction against the principal owing.

2025 Term Loan

On December 12, 2018, Granite LP entered into a senior unsecured non-revolving term facility in the amount of $300.0 million (the "2025 Term Loan") that matures on December 12, 2025. The 2025 Term Loan was available in one drawdown and is fully prepayable without penalty. Any amount repaid may not be re-borrowed. On December 12, 2018, $300.0 million was drawn on the 2025 Term Loan. Interest on drawn amounts is calculated based on the Canadian Dollar Offered Rate ("CDOR") plus an applicable margin determined by reference to the external credit rating of Granite LP and is payable monthly in advance. Deferred financing costs of $1.3 million were incurred and recorded as a reduction against the principal owing.

The 2021 Debentures, 2023 Debentures, 2022 Term Loan and 2025 Term Loan rank pari passu with all of Granite LP's other existing and future senior unsecured indebtedness and are guaranteed by Granite REIT and Granite GP.

Granite REIT 2018 91

Granite REIT Annual Report 2018

(b)
Cross Currency Interest Rate Swaps

As at December 31,	2018	2017

Financial liabilities at fair value
2021 Cross Currency Interest Rate Swap	$26,877	$19,429
2023 Cross Currency Interest Rate Swap	56,922	42,037
2022 Cross Currency Interest Rate Swap	3,826	—
2025 Cross Currency Interest Rate Swap	17,132	—

	$104,757	$61,466

On July 3, 2014, the Trust entered into a cross currency interest rate swap (the "2021 Cross Currency Interest Rate Swap") to exchange the 3.788% interest payments from the 2021 Debentures for Euro denominated payments at a 2.68% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €171.9 million in exchange for which it will receive $250.0 million on July 5, 2021.

On December 20, 2016, the Trust entered into a cross currency interest rate swap (the "2023 Cross Currency Interest Rate Swap") to exchange the 3.873% interest payments from the 2023 Debentures for Euro denominated payments at a 2.43% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €281.1 million in exchange for which it will receive $400.0 million on November 30, 2023.

On December 19, 2018, the Trust entered into a cross currency interest rate swap (the "2022 Cross Currency Interest Rate Swap") to exchange the LIBOR plus margin interest payments from the 2022 Term Loan for Euro denominated payments at a 1.225% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €163.0 million in exchange for which it will receive US$185.0 million on December 19, 2022.

On December 12, 2018, the Trust entered into a cross currency interest rate swap (the "2025 Cross Currency Interest Rate Swap") to exchange the CDOR plus margin interest payments from the 2025 Term Loan for Euro denominated payments at a 2.202% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €198.2 million in exchange for which it will receive $300.0 million on December 12, 2025.

The cross currency interest rate swaps are designated as net investment hedges of the Trust's investment in foreign operations. In addition, the Trust has on occasion designated its US dollar draws from the credit facility as net investment hedges of its investment in the US operations. The effectiveness of the hedges are assessed quarterly. For the year ended December 31, 2018, the Trust has assessed that the hedges continued to be effective. As an effective hedge, the fair value gains or losses on the cross currency interest rate swaps and the foreign exchange gains or losses on the outstanding 2022 Term Loan and US dollar credit facility draws are recognized in other comprehensive income. The Trust has elected to record the differences resulting from the lower interest rate associated with the cross currency interest rate swaps in the combined statements of net income.

92 Granite REIT 2018

Granite REIT Annual Report 2018

9. CURRENT LIABILITIES

Other Liability

As at December 31, 2017, the other liability consisted of a tenant allowance payable of $9.0 million (€6.0 million). This tenant allowance was paid to a tenant on February 2, 2018 and related to a 2014 lease extension at the Eurostar facility in Graz, Austria. The €6.0 million allowance was discounted and was accreted to its face value through a charge to interest expense. During the year ended December 31, 2018, accretion of $0.1 million (2017 — $0.7 million) was charged to interest expense.

Deferred Revenue

Deferred revenue relates to prepaid and unearned revenue received from tenants and fluctuates with the timing of rental receipts.

Bank Indebtedness

On February 1, 2018, the Trust entered into a new unsecured revolving credit facility in the amount of $500.0 million that is available by way of Canadian dollar, US dollar or Euro denominated loans or letters of credit and matures on February 1, 2023. The Trust has the option to extend the maturity date by one year to February 1, 2024 subject to the agreement of lenders in respect of a minimum of 66 2/3% of the aggregate amount committed under the facility. The credit facility provides the Trust with the ability to increase the amount of the commitment by an additional aggregate principal amount of up to $100.0 million with the consent of the participating lenders. As at December 31, 2018, the Trust had no amounts (2017 — $32.6 million) drawn from the credit facility and $0.1 million (2017 — $0.2 million) in letters of credit issued against the facility.

Accounts Payable and Accrued Liabilities

As at December 31,	2018	2017

Accounts payable	$5,352	$5,676
Accrued salaries, incentives and benefits	5,364	4,304
Accrued interest payable	6,606	6,016
Accrued construction payable	2,429	12,622
Accrued professional fees	2,910	2,434
Accrued employee unit-based compensation	3,193	3,416
Accrued trustee/director unit-based compensation	2,330	1,367
Accrued property operating costs	2,013	3,110
Accrued land transfer tax in connection with an acquisition	5,499	—
Accrued leasing commissions	407	1,291
Accrual associated with a property disposal (note 5)	2,047	—
Other accrued liabilities	3,817	3,106

	$41,967	$43,342

10. DISTRIBUTIONS TO STAPLED UNITHOLDERS

Distributions payable at December 31, 2018 of $24.3 million were paid on January 15, 2019 and represent the December 2018 monthly distributions of $10.6 million (23.3 cents per stapled unit) and a special

Granite REIT 2018 93

Granite REIT Annual Report 2018

distribution of $13.7 million (30.0 cents per stapled unit). Distributions payable at December 31, 2017 of $10.6 million were paid on January 16, 2018 and represented the December 2017 monthly distributions.

Total distributions declared to stapled unitholders are as follows:

Years ended December 31,	2018		2017

	Total distributions	Distributions per unit	Total distributions	Distributions per unit

Monthly distributions paid and payable in cash	$125,131	$2.73	$123,058	$2.61
Special distribution payable in cash	13,710	$0.30	—	—
Special distribution payable in stapled units	41,128	$0.90	—	—

	$179,969		$123,058

As a result of the increase in taxable income generated primarily as a result of the sale transactions in 2018, Granite's Board of Trustees declared a special distribution in December 2018 of $1.20 per stapled unit which comprised 30.0 cents per unit payable in cash and 90.0 cents per unit payable by the issuance of stapled units. Immediately following the issuance of the stapled units, the stapled units were consolidated such that each unitholder held the same number of stapled units after the consolidation as each unitholder held prior to the special distribution. As at December 31, 2018, the special distribution declared in units of $41.1 million was recorded to contributed surplus in accordance with IAS 32, Financial Instruments: Presentation as the Trust was settling the distribution with a fixed number of its own equity instruments.

Subsequent to December 31, 2018, the distributions declared in January 2019 in the amount of $10.6 million or 23.3 cents per stapled unit were paid on February 15, 2019 and the distributions declared in February 2019 of $10.6 million or 23.3 cents per stapled unit will be paid on March 15, 2019.

11. STAPLED UNITHOLDERS' EQUITY
(a)
Stapled Units

The stapled units consist of one unit of Granite REIT and one common share of Granite GP. Granite REIT is authorized to issue an unlimited number of units. Granite GP's authorized share capital consists of an unlimited number of common shares without par value. Each stapled unit is entitled to distributions and/or dividends in the case of Granite GP as and when declared and, in the event of termination of Granite REIT and Granite GP, to the net assets of Granite REIT and Granite GP remaining after satisfaction of all liabilities.

(b)
Unit-Based Compensation

Incentive Stock Option Plan

The Incentive Stock Option Plan allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. As at December 31, 2018 and December 31, 2017, there were no options outstanding under this plan.

Director/Trustee Deferred Share Unit Plan

Granite established Non-Employee Director Share-Based Compensation Plans (the "DSPs") which provide for a deferral of up to 100% of each non-employee director's total annual remuneration, at specified levels elected by each director, until such director ceases to be a director. The amounts deferred under the DSPs are reflected by notional deferred share units ("DSUs") whose value at the time that the particular payment

94 Granite REIT 2018

Granite REIT Annual Report 2018

to the director is determined reflects the fair market value of a stapled unit. The value of a DSU thus appreciates or depreciates with changes in the market price of the stapled units. The DSPs also provide for the accrual of notional distribution equivalents on any distributions paid on the stapled units. Under the DSPs, when a director or trustee leaves the Board, the director or trustee receives a cash payment at an elected date equal to the value of the accrued DSUs at such date. There is no option under the DSPs for directors or trustees to receive stapled units in exchange for DSUs.

A reconciliation of the changes in the DSUs outstanding is presented below:

	2018		2017
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value

DSUs outstanding, January 1	28	$41.88	147	$35.43
Granted	16	53.11	23	48.75
Settled	—	—	(142)	50.81

DSUs outstanding, December 31	44	$46.01	28	$41.88

Executive Deferred Stapled Unit Plan

The Executive Stapled Unit Plan (the "Stapled Unit Plan") is designed to provide equity-based compensation in the form of stapled units to executives and other employees (the "Participants"). The maximum number of stapled units which may be issued pursuant to the Stapled Unit Plan is 1.0 million. The Stapled Unit Plan entitles a Participant to receive a stapled unit or a cash payment equal to the market value of the stapled unit, which on any date is the volume weighted average trading price of a stapled unit on the Toronto Stock Exchange or New York Stock Exchange over the preceding five trading days. The form of redemption of the stapled units is determined by the Compensation, Governance and Nominating Committee and is not at the option of the Participant. Vesting conditions in respect of a grant are determined by the Compensation, Governance and Nominating Committee at the time the grant is made and may result in the vesting of more or less than 100% of the number of stapled units. The Stapled Unit Plan also provides for the accrual of distribution equivalent amounts based on distributions paid on the stapled units. Stapled units are, unless otherwise agreed or otherwise required by the Stapled Unit Plan, settled within 60 days following vesting.

A reconciliation of the changes in stapled units outstanding under the Stapled Unit Plan is presented below:

	2018		2017
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value

Stapled units outstanding, January 1	106	$43.32	82	$42.34
New grants(1)	75	53.29	49	45.81
Forfeited	—	—	(3)	45.23
Settled	(64)	42.14	(22)	45.36

Stapled units outstanding, December 31(1)	117	$50.34	106	$43.32

(1)
New grants include 3,730 performance based units granted to an executive during 2018 (2017 — nil).
Granite REIT 2018 95

Granite REIT Annual Report 2018

The Trust's unit-based compensation expense recognized in general and administrative expenses was:

Years ended December 31,	2018	2017

DSPs for trustees/directors	$948	$2,001
Stapled Unit Plan for executives and employees	2,996	2,911

Unit-based compensation expense	$3,944	$4,912

Fair value remeasurement expense included in the above	$500	$1,237

(c)
Normal Course Issuer Bid

On May 16, 2018, Granite announced the acceptance by the Toronto Stock Exchange ("TSX") of Granite's Notice of Intention to Make a Normal Course Issuer Bid ("NCIB"). Pursuant to the NCIB, Granite proposes to purchase through the facilities of the TSX and any alternative trading system in Canada, from time to time and if considered advisable, up to an aggregate of 3,939,255 of Granite's issued and outstanding stapled units. The NCIB commenced on May 18, 2018 and will conclude on the earlier of the date on which purchases under the bid have been completed and May 17, 2019. Pursuant to the policies of the TSX, daily purchases made by Granite through the TSX may not exceed 16,546 stapled units, subject to certain exceptions. Granite entered into an automatic securities purchase plan with a broker in order to facilitate repurchases of the stapled units under the NCIB during specified blackout periods. Pursuant to a previous notice of intention to conduct a NCIB, Granite received approval from the TSX to purchase stapled units for the period May 16, 2017 to May 15, 2018.

During the year ended December 31, 2018, Granite repurchased 1,282,171 stapled units (2017 — 241,034 stapled units) for consideration of $63.5 million (2017 — $12.0 million). The difference between the repurchase price and the average cost of the stapled units of $5.6 million (2017 — $1.2 million) was recorded to contributed surplus. Subsequent to year end and as at March 6, 2019, an additional 700 units were repurchased for less than $0.1 million.

(d)
Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists of the following:

As at December 31,	2018	2017

Foreign currency translation gains on investments in subsidiaries, net of related hedging activities and non-controlling interests(1)	$320,158	$183,729
Fair value losses on derivatives designated as net investment hedges	(108,706)	(65,163)

	$211,452	$118,566

(1)
Includes foreign currency translation gains and losses from non-derivative financial instruments designated as net investment hedges.
96 Granite REIT 2018

Granite REIT Annual Report 2018

12. RECOVERIES, COSTS AND EXPENSES
(a)
Tenant recoveries revenue consist of:

Years ended December 31,	2018	2017

Property taxes	$19,344	$22,609
Property insurance	2,174	1,903
Operating costs	4,983	2,433

	$26,501	$26,945

(b)
Property operating costs consist of:

Years ended December 31,	2018	2017

Non-recoverable from tenants:
Property taxes and utilities	$1,077	$1,035
Legal	436	324
Consulting	123	379
Environmental and appraisals	702	708
Repairs and maintenance	725	659
Ground rents	664	628
Other	730	653

	$4,457	$4,386

Recoverable from tenants:
Property taxes and utilities	$20,127	$23,105
Property insurance	2,138	1,910
Repairs and maintenance	2,069	749
Property management fees	1,470	741
Other	681	454

	$26,485	$26,959

Property operating costs	$30,942	$31,345

(c)
General and administrative expenses consist of:

Years ended December 31,	2018	2017

Salaries, incentives and benefits	$16,030	$12,113
Audit, legal and consulting	3,972	3,382
Trustee/director fees and related expenses	1,067	1,438
Unit-based compensation including distributions and revaluations	3,214	4,017
Other public entity costs	1,651	1,687
Office rents	900	901
Other	2,570	2,528

	$29,404	$26,066

Granite REIT 2018 97

Granite REIT Annual Report 2018

(d)   In connection with the proxy contest that preceded the June 2017 annual general meeting ("AGM"), Granite incurred $5.9 million of expenses in the year ended December 31, 2017. Included in the proxy contest expenses are legal, advisory and proxy solicitation costs incurred directly by Granite and a $2.0 million reimbursement of out-of-pocket fees and expenses incurred by Front Four Capital Group and Sandpiper Group regarding matters relating to the AGM. Sandpiper Group received $0.7 million of the reimbursement. An individual affiliated with Sandpiper Group is a related party of Granite by virtue of becoming a director of Granite GP and a trustee of Granite REIT.

(e)
Interest expense and other financing costs consist of:

Years ended December 31,	2018	2017

Interest and amortized issuance costs relating to debentures and term loans	$18,544	$17,416
Amortization of deferred financing costs and other interest expense and accretion charges	3,869	2,595

	$22,413	$20,011

(f)    For the year ended December 31, 2018, foreign exchange gains of $9.4 million (2017 — loss of $0.6 million) included, among other, an $8.5 million foreign exchange gain due to the remeasurement of the US dollar proceeds from the sale of three investment properties in January 2018 and a $1.4 million gain from the settlement of two cross currency swaps during the 2018 year for which the Trust did not employ hedge accounting.

(g)
Fair value losses on financial instruments consist of:

Years ended December 31,	2018	2017

Foreign exchange forward contracts, net	$562	$823

	$562	$823

(h)   During the year ended December 31, 2018, Granite entered into a settlement agreement related to a land use matter for a property in Ontario, Canada. Granite was awarded a settlement amount of $2.3 million of which $1.4 million was received during 2018 and the remaining balance was collected in January 2019.

98 Granite REIT 2018

Granite REIT Annual Report 2018

13. INCOME TAXES
(a)
The major components of the income tax expense are:

Years ended December 31,	2018	2017

Current income tax:
Current taxes	$7,902	$6,503
Current taxes referring to previous periods	(973)	228
Withholding taxes and other	702	978

	$7,631	$7,709

Deferred income tax:
Origination and reversal of temporary differences	$56,423	$42,250
Impact of changes in tax rates	(4,637)	(35,047)
Benefits arising from a previously unrecognized tax loss that reduced:
— Current tax expense	(6,408)	—
— Deferred tax expense	(200)	—
Withholding taxes on profits of subsidiaries	85	(629)
Other	(243)	(865)

	$45,020	$5,709

Income tax expense	$52,651	$13,418

For the year ended December 31, 2018, current tax expense includes $0.2 million (2017 — nil) associated with the disposition of a property in Germany.

(b)   The effective income tax rate reported in the combined statements of net income varies from the Canadian statutory rate for the following reasons:

Years ended December 31,	2018	2017

Income before income taxes	$518,008	$371,166

Expected income taxes at the Canadian statutory tax rate of 26.5% (2017 — 26.5%)	$137,272	$98,359
Income distributed and taxable to unitholders	(81,272)	(50,005)
Net foreign rate differentials	(7,830)	(3,708)
Net change in provisions for uncertain tax positions	810	1,762
Net permanent differences	7,261	1,947
Net effect of change in tax rates	(4,637)	(35,047)
Withholding taxes and other	1,047	110

Income tax expense	$52,651	$13,418

Granite REIT 2018 99

Granite REIT Annual Report 2018

(c)
Deferred tax assets and liabilities consist of temporary differences related to the following:

As at December 31,	2018	2017

Deferred tax assets:
Investment properties	$769	$11
Eligible capital expenditures	2,441	2,625
Other	2,091	3,106

Deferred tax assets	$5,301	$5,742

Deferred tax liabilities:
Investment properties	$304,593	$243,357
Withholding tax on undistributed subsidiary profits	682	512
Other	(1,310)	183

Deferred tax liabilities	$303,965	$244,052

(d)
Changes in the net deferred tax liabilities consist of the following:

Years ended December 31,	2018	2017

Balance, beginning of year	$238,310	$231,852
Deferred tax expense recognized in net income	45,020	5,709
Foreign currency translation of deferred tax balances	15,334	749

Net deferred tax liabilities, end of year	$298,664	$238,310

(e)    Net cash payments of income taxes amounted to $10.3 million for the year ended December 31, 2018 (2017 — $3.5 million) which included $0.7 million of withholding taxes paid (2017 — $1.0 million).

(f)    The Trust conducts operations in a number of countries with varying statutory rates of taxation. Judgment is required in the estimation of income tax expense and deferred income tax assets and liabilities in each of the Trust's operating jurisdictions. This process involves estimating actual current tax exposure, assessing temporary differences that result from the different treatments of items for tax and accounting purposes, assessing whether it is more likely than not that deferred income tax assets will be realized and, based on all the available evidence, determining if a provision is required on all or a portion of such deferred income tax assets. The Trust reports a liability for uncertain tax positions ("unrecognized tax benefits") taken or expected to be taken in a tax return. The Trust recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

As at December 31, 2018, the Trust had $13.2 million (2017 — $12.0 million) of unrecognized income tax benefits, including $0.3 million (2017 — $0.2 million) related to accrued interest and penalties, all of which could ultimately reduce the Trust's effective tax rate should these tax benefits become recognized. The Trust believes that it has adequately provided for reasonably foreseeable outcomes related to tax examinations and that any resolution will not have a material effect on the combined financial position, results of operations or cash flows. However, the Trust cannot predict with any level of certainty the exact nature of any future possible outcome.

100 Granite REIT 2018

Granite REIT Annual Report 2018

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

As at December 31,	2018	2017

Unrecognized tax benefits balance, beginning of year	$12,035	$10,143
Decreases for tax positions of prior years	(1,183)	(416)
Increases for tax positions of current year	1,898	1,727
Foreign currency impact	447	581

Unrecognized tax benefits balance, end of year	$13,197	$12,035

It is reasonably possible that the gross unrecognized tax benefits, as of December 31, 2018, could decrease in the next 12 months. The quantum of the decrease could range between a nominal amount and $2.8 million (2017 — a nominal amount and $0.4 million) and relates primarily to tax years becoming statute barred for purposes of future tax examinations by local taxing authorities and the outcome of current tax examinations. For the year ended December 31, 2018, $0.1 million of interest and penalties was recorded (2017 — $0.1 million) in income tax expense in the combined statements of net income.

As at December 31, 2018, the following tax years remained subject to examination:

Major Jurisdictions

Canada	2012 through 2018
United States	2015 through 2018
Austria	2013 through 2018
Germany	2013 through 2018
Netherlands	2013 through 2018

As at December 31, 2018, the Trust had approximately $280.0 million of Canadian capital loss carryforwards that do not expire and other losses and deductible temporary differences in various tax jurisdictions of approximately $32.9 million. The Trust believes it is not probable that these tax assets can be realized; and accordingly, no related deferred tax asset was recognized at December 31, 2018.

14. SEGMENTED DISCLOSURE INFORMATION

The Trust has one reportable segment — the ownership and rental of industrial real estate as determined by the information reviewed by the chief operating decision maker who is the President and Chief Executive Officer. The following tables present certain information with respect to geographic segmentation:

Revenue

Years ended December 31,	2018		2017

Canada	$54,372	22%	$73,261	30%
United States	88,006	36%	72,143	30%
Austria	65,523	26%	61,687	25%
Germany	24,735	10%	22,721	9%
Netherlands	8,621	3%	9,577	4%
Other Europe	6,226	3%	5,294	2%

	$247,483	100%	$244,683	100%

Granite REIT 2018 101

Granite REIT Annual Report 2018

For the year ended December 31, 2018, revenue from Magna comprised approximately 61% (2017 — 75%) of the Trust's total revenue.

Investment properties

As at December 31,	2018		2017

Canada	$708,645	21%	$621,003	23%
United States	1,261,183	37%	874,499	32%
Austria	840,803	24%	780,030	28%
Germany	385,703	11%	265,734	10%
Netherlands	155,778	5%	127,807	5%
Other Europe	72,866	2%	64,495	2%

	$3,424,978	100%	$2,733,568	100%

15. DETAILS OF CASH FLOWS
(a)
Items not involving current cash flows are shown in the following table:

Years ended December 31,	2018	2017

Straight-line rent amortization	$(4,274)	$1,101
Tenant incentive amortization	5,402	5,410
Unit-based compensation expense (note 11(b))	3,944	4,912
Fair value gains on investment properties	(354,707)	(212,106)
Depreciation and amortization	300	335
Fair value losses on financial instruments	562	823
Loss on sale of investment properties	6,871	427
Amortization of issuance costs relating to debentures and term loans	555	542
Amortization of deferred financing costs	497	219
Deferred income taxes	45,020	5,709
Other	1,040	98

	$(294,790)	$(192,530)

(b)
Changes in working capital balances are shown in the following table:

Years ended December 31,	2018	2017

Accounts receivable	$(1,626)	$(1,191)
Prepaid expenses and other	(475)	(362)
Accounts payable and accrued liabilities	5,788	(4,681)
Deferred revenue	(245)	(1,411)
Restricted cash	335	48

	$3,777	$(7,597)

(c)
Non-cash investing and financing activities

The combined statement of cash flows for the year ended December 31, 2018 does not include i) property disposal proceeds of $0.2 million and $11.8 million that are expected to be received in the years 2019 and

102 Granite REIT 2018

Granite REIT Annual Report 2018

2020, respectively (note 5) and ii) the special distribution declared in December 2018 of $54.8 million (note 10). In addition, during the year ended December 31, 2018, 64 thousand stapled units (2017 — 22 thousand stapled units) with a value of $3.2 million (2017 — $1.0 million) were issued under the Stapled Unit Plan (note 11(b)) and are not recorded in the combined statements of cash flows.

(d)
Cash and cash equivalents consist of:

Years ended December 31,	2018	2017

Cash	$534,975	$55,608
Short-term deposits	123,271	13,411

	$658,246	$69,019

16. FAIR VALUE AND RISK MANAGEMENT
(a)
Fair Value of Financial Instruments

The following table provides the measurement basis of financial assets and liabilities as at December 31, 2018 and 2017:

As at December 31,	2018			2017

	Carrying Value		Fair Value	Carrying Value		Fair Value

Financial assets
Other assets	$12,253	(1)	$12,253	$455	(1)	$455
Accounts receivable	4,316		4,316	2,310		2,310
Prepaid expenses and other	111	(2)	111	705	(2)	705
Restricted cash	470		470	515		515
Cash and cash equivalents	658,246		658,246	69,019		69,019

	$675,396		$675,396	$73,004		$73,004

Financial liabilities
Unsecured debentures, net	$647,849		$654,365	$647,306		$655,035
Unsecured term loans, net	550,565		550,565	—		—
Cross currency interest rate swaps	104,757		104,757	61,466		61,466
Other liability	—		—	8,968		8,968
Bank indebtedness	—		—	32,552		32,552
Accounts payable and accrued liabilities	41,957		41,957	43,300		43,300
Accounts payable and accrued liabilities	10	(3)	10	42	(3)	42
Distributions payable	24,357		24,357	10,647		10,647

	$1,369,495		$1,376,011	$804,281		$812,010

(1)
Long-term receivables included in other assets.
(2)
Foreign exchange forward contracts included in prepaid expenses.
(3)
Foreign exchange forward contracts included in accounts payable and accrued liabilities.
Granite REIT 2018 103

Granite REIT Annual Report 2018

The fair values of the Trust's accounts receivable, cash and cash equivalents, restricted cash, bank indebtedness, accounts payable and accrued liabilities and distributions payable approximate their carrying amounts due to the relatively short periods to maturity of these financial instruments. The fair value of the long-term receivables approximate their carrying amount as the receivable either bears interest at rates comparable to current market rates or is revalued at each reporting period. The fair value of the foreign exchange forward contracts approximate their carrying value as the asset or liability is revalued at the reporting date. The fair values of the unsecured debentures are determined using quoted market prices. The fair values of the term loans approximate their carrying amounts as the term loans were recently drawn and bear interest at rates comparable to current market rates at the reporting date. The fair values of the cross currency interest rate swaps are determined using market inputs quoted by their counterparties. The fair value of the other liability approximated its carrying value as the liability was revalued at each reporting date.

The Trust periodically purchases foreign exchange forward contracts to hedge specific anticipated foreign currency transactions and to mitigate its foreign exchange exposure on its net cash flows. At December 31, 2018, the Trust held three outstanding foreign exchange forward contracts (2017 — 18 contracts outstanding). The foreign exchange contracts are comprised of contracts to purchase $9.5 million and sell €6.0 million. For the year ended December 31, 2018, the Trust recorded a net fair value loss of $0.6 million (2017 — $0.8 million) on the outstanding foreign exchange forward contracts (note 12(g)).

(b)
Fair Value Hierarchy

Fair value measurements are based on inputs of observable and unobservable market data that a market participant would use in pricing an asset or liability. IFRS establishes a fair value hierarchy which is summarized below:

Level 1:	Fair value determined using quoted prices in active markets for identical assets or liabilities.
Level 2:	Fair value determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities or quoted prices in markets that are not active.
Level 3:	Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows or similar techniques.
104 Granite REIT 2018

Granite REIT Annual Report 2018

The following tables represent information related to the Trust's assets and liabilities measured or disclosed at fair value on a recurring and non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall.

As at December 31, 2018	Level 1	Level 2	Level 3

ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE
Assets measured at fair value
Investment properties	$—	$—	$3,424,978
Assets held for sale	—	—	44,238
Long-term proceeds receivable associated with a property disposal included in other assets (note 5)	—	—	11,805
Short-term proceeds receivable associated with a property disposal included in accounts receivable (note 5)	—	—	231
Foreign exchange forward contracts included in prepaid expenses and other	—	111	—
Liabilities measured or disclosed at fair value
Unsecured debentures, net	654,365	—	—
Unsecured term loans, net	—	550,565	—
Cross currency interest rate swaps	—	104,757	—
Foreign exchange forward contracts included in accounts payable and accrued liabilities	—	10	—

Net assets (liabilities) measured or disclosed at fair value	$(654,365)	$(655,221)	$3,481,252

As at December 31, 2017	Level 1	Level 2	Level 3

ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE
Assets measured at fair value
Investment properties	$—	$—	$2,733,568
Assets held for sale	—	—	391,453
Foreign exchange forward contracts included in prepaid expenses and other	—	705	—
Liabilities measured or disclosed at fair value
Unsecured debentures, net	655,035	—	—
Cross currency interest rate swaps	—	61,466	—
Other liability	—	—	8,968
Bank indebtedness	—	32,552	—
Foreign exchange forward contracts included in accounts payable and accrued liabilities	—	42	—

Net assets (liabilities) measured or disclosed at fair value	$(655,035)	$(93,355)	$3,116,053

For assets and liabilities that are measured at fair value on a recurring basis, the Trust determines whether transfers between the levels of the fair value hierarchy have occurred by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. For the years ended December 31, 2018 and 2017, there were no transfers between the levels.

Granite REIT 2018 105

Granite REIT Annual Report 2018

Refer to note 4, Investment Properties, and note 5, Assets Held for Sale and Dispositions, for a description of the valuation techniques and inputs used in the fair value measurement and for a reconciliation of the fair value measurements of investment properties, assets held for sale and proceeds receivable associated with property disposals which are recognized in Level 3 of the fair value hierarchy.

(c)
Risk Management

The main risks arising from the Trust's financial instruments are credit, interest rate, foreign exchange and liquidity risks. The Trust's approach to managing these risks is summarized below:

  (i)
  Credit risk

  The Trust's financial assets that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable.

  Cash and cash equivalents include short-term investments, such as term deposits, which are invested in governments and financial institutions with a minimum credit rating of BBB (based on Standard & Poor's ("S&P") rating scale) or A3 (based on Moody's Investor Services' ("Moody's") rating scale). Concentration of credit risk is further reduced by limiting the amount that is invested in any one government or financial institution.

  Magna accounts for approximately 61% of the Trust's rental revenue. Although its operating subsidiaries are not individually rated, Magna International Inc. has an investment grade credit rating from Moody's, S&P and Dominion Bond Rating Service which mitigates the Trust's credit risk. Substantially all of the Trust's accounts receivable are collected within 30 days. The balance of accounts receivable past due is not significant.

  (ii)
  Interest rate risk

  As at December 31, 2018, the Trust's exposure to interest rate risk is limited. Approximately 56% of the Trust's interest bearing debt consists of fixed rate debt in the form of the 2021 Debentures and the 2023 Debentures. After taking into account the related cross currency interest rate swaps, the 2021 Debentures and the 2023 Debentures have effective fixed interest rates of 2.68% and 2.43%, respectively. The remaining 44% of the Trust's interest bearing debt consists of variable rate debt in the form of the 2022 Term Loan and 2025 Term Loan. After taking into account the related cross currency interest rate swaps, the 2022 Term Loan and 2025 Term Loan have effective fixed interest rates of 1.225% and 2.202%, respectively.

  (iii)
  Foreign exchange risk

  As at December 31, 2018, the Trust is exposed to foreign exchange risk primarily in respect of movements in the Euro and the US dollar. The Trust is structured such that its foreign operations are primarily conducted by entities with a functional currency which is the same as the economic environment in which the operations take place. As a result, the net income impact of currency risk associated with financial instruments is limited as its financial assets and liabilities are generally denominated in the functional currency of the subsidiary that holds the financial instrument. However, the Trust is exposed to foreign currency risk on its net investment in its foreign currency denominated operations and certain Trust level foreign currency denominated assets and liabilities. At December 31, 2018, the Trust's foreign currency denominated net assets are $2.8 billion primarily in US dollars and Euros. A 1% change in the US dollar and Euro exchange rates relative to the Canadian dollar would result in a gain or loss of approximately $14.6 million and $12.5 million, respectively, to comprehensive income.

  Granite generates rental income that is not all denominated in Canadian dollars. Since the financial results are reported in Canadian dollars, the Trust is subject to foreign currency fluctuations that could,

106 Granite REIT 2018

Granite REIT Annual Report 2018

  from time to time, have an impact on the operating results. For the year ended December 31, 2018, a 1% change in the US dollar and Euro exchange rates relative to the Canadian dollar would have impacted revenue by approximately $0.9 million and $1.1 million, respectively.

  For the year ended December 31, 2018, the Trust has designated its cross currency interest rate swaps relating to the $650.0 million of unsecured debentures and $552.4 million of unsecured term loans as hedges of its net investment in the European operations (note 8(b)). In addition, the Trust has on occasion designated its US dollar draws from the credit facility as hedges of its net investment in the US operations.

  (iv)
  Liquidity risk

  Liquidity risk is the risk the Trust will encounter difficulties in meeting its financial obligations as they become due. The Trust may also be subject to the risks associated with debt financing, including the risks that the unsecured debentures, term loans and credit facility may not be able to be refinanced. The Trust's objectives in minimizing liquidity risk are to maintain prudent levels of leverage on its investment properties, staggering its debt maturity profile and maintaining investment grade credit ratings. In addition, the Declaration of Trust establishes certain debt ratio limits.

  The estimated contractual maturities of the Trust's financial liabilities are summarized below:

As at December 31, 2018	Total	2019	2020	2021	2022	2023	Thereafter

Unsecured debentures	$650,000	$—	$—	$250,000	$—	$400,000	$—
Unsecured term loans	552,414	—	—	—	252,414	—	300,000
Cross currency interest rate swaps	104,757	—	—	26,877	3,826	56,922	17,132
Interest payments(1):
Unsecured debentures, net of cross currency interest rate swap savings	73,387	17,497	17,497	17,497	10,448	10,448	—
Unsecured term loans, net of cross currency interest rate swap savings	59,275	9,784	9,784	9,784	9,784	6,713	13,426
Accounts payable and accrued liabilities	41,967	40,177	1,560	230	—	—	—
Distributions payable	24,357	24,357	—	—	—	—	—

	$1,506,157	$91,815	$28,841	$304,388	$276,472	$474,083	$330,558

  (1)
  Represents aggregate interest expense expected to be paid over the term of the debt, on an undiscounted basis, based on actual current interest rates and average foreign exchange rates.
Granite REIT 2018 107

Granite REIT Annual Report 2018

17. CAPITAL MANAGEMENT

The Trust's capital structure comprises the total of the stapled unitholders' equity and debt. The total managed capital of the Trust is summarized below:

As at December 31,	2018	2017

Unsecured debentures, net	$647,849	$647,306
Unsecured term loans, net	550,565	—
Cross currency interest rate swaps	104,757	61,466
Bank indebtedness	—	32,552

Total debt	1,303,171	741,324
Stapled unitholders' equity	2,495,518	2,136,614

Total managed capital	$3,798,689	$2,877,938

The Trust manages, monitors and adjusts its capital balances in response to the availability of capital, economic conditions and investment opportunities with the following objectives in mind:

•
Compliance with investment and debt restrictions pursuant to the Amended and Restated Declaration of Trust;

•
Compliance with existing debt covenants;

•
Maintaining investment grade credit ratings;

•
Supporting the Trust's business strategies including ongoing operations, property development and acquisitions;

•
Generating stable and growing cash distributions; and

•
Building long-term unitholder value.

The Amended and Restated Declaration of Trust contains certain provisions with respect to capital management which include:

•
The Trust shall not incur or assume any indebtedness if, after giving effect to the incurring or assumption of the indebtedness, the total indebtedness of the Trust would be more than 65% of the Gross Book Value (as defined in the Amended and Restated Declaration of Trust); and

•
The Trust shall not invest in raw land for development, except for (i) existing properties with additional development, (ii) the purpose of renovating or expanding existing properties or (iii) the development of new properties, provided that the aggregate cost of the investments of the Trust in raw land, after giving effect to the proposed investment, will not exceed 15% of Gross Book Value.

At December 31, 2018, the Trust's combined debt consists of the unsecured debentures, the term loans and the credit facility when drawn, each of which have various financial covenants. These covenants are defined within the trust indenture, the term loan agreements and the credit facility agreement and, depending on the debt instrument, include a total indebtedness ratio, a secured indebtedness ratio, an interest coverage ratio, an unencumbered asset ratio and a minimum equity threshold. The Trust monitors these provisions and covenants and was in compliance with their respective requirements as at December 31, 2018 and 2017.

108 Granite REIT 2018

Granite REIT Annual Report 2018

Distributions are made at the discretion of the Board of Trustees (the "Board") and Granite REIT intends to distribute each year all of its taxable income pursuant to its Amended and Restated Declaration of Trust as calculated in accordance with the Income Tax Act. As the Trust's taxable income exceeded monthly distributions during the year ended December 31, 2018, the Trust declared a special distribution of $1.20 per stapled unit (note 10). This special distribution was made to ensure that Granite would not be liable to pay income taxes for the taxation year ending December 31, 2018. For fiscal year 2018, the Trust also declared a monthly distribution of $0.227 per stapled unit from January to November and a monthly distribution of $0.233 per stapled unit for the month of December. The Board determines monthly distribution levels having considered, among other factors, estimated 2018 and 2019 cash generated from operations and capital requirements, the alignment of its current and targeted payout ratios with the Trust's strategic objectives and compliance with the above noted provisions and financial covenants.

18. RELATED PARTY TRANSACTIONS

For the year ended December 31, 2018, key management personnel include the Trustees/Directors, the current President and Chief Executive Officer, the former Chief Executive Officer, the former Chief Operating Officer, the Chief Financial Officer and the Executive Vice President, Head of Global Real Estate. For the year ended December 31, 2017, key management personnel included the Trustees/Directors, the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer. Information with respect to the Trustees'/Directors' fees is included in notes 11(b) and 12(c). The compensation expense associated with the Trust's key management personnel was as follows:

Years ended December 31,	2018	2017

Salaries, incentives and short-term benefits	$6,057	$3,051
Unit-based compensation expense including fair value adjustments	2,380	2,371

	$8,437	$5,422

Accounts payable and accrued liabilities at December 31, 2018 includes $0.4 million (2017 — nil) of compensation owing to the former Chief Executive Officer.

Related party transactions for the year ended December 31, 2017 also included a $0.7 million reimbursement of proxy contest expenses to a company affiliated with a director/trustee of Granite in connection with the 2017 annual general meeting (note 12(d)).

Granite REIT 2018 109

Granite REIT Annual Report 2018

19. COMBINED FINANCIAL INFORMATION

The combined financial statements include the financial position and results of operations and cash flows of each of Granite REIT and Granite GP. Below is a summary of the financial information for each entity along with the elimination entries and other adjustments that aggregate to the combined financial statements:

Balance Sheet	As at December 31, 2018

	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

ASSETS
Non-current assets:
Investment properties	$3,424,978			$3,424,978
Investment in Granite LP(1)	—	17	(17)	—
Other non-current assets	53,785			53,785

	3,478,763	17	(17)	3,478,763
Current assets:
Assets held for sale	44,238			44,238
Other current assets	7,462	46		7,508
Intercompany receivable(2)	—	7,130	(7,130)	—
Cash and cash equivalents	657,432	814		658,246

Total assets	$4,187,895	8,007	(7,147)	$4,188,755

LIABILITIES AND EQUITY
Non-current liabilities:
Unsecured debt, net	$1,198,414			$1,198,414
Other non-current liabilities	408,722			408,722

	1,607,136			1,607,136
Current liabilities:
Intercompany payable(2)	7,130		(7,130)	—
Other current liabilities	76,644	7,990		84,634

Total liabilities	1,690,910	7,990	(7,130)	1,691,770

Equity:
Stapled unitholders' equity	2,495,501	17		2,495,518
Non-controlling interests	1,484		(17)	1,467

Total liabilities and equity	$4,187,895	8,007	(7,147)	$4,188,755

(1)
Granite LP is 100% owned by Granite REIT and Granite GP.
(2)
Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.
110 Granite REIT 2018

Granite REIT Annual Report 2018

Balance Sheet	As at December 31, 2017

	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

ASSETS
Non-current assets:
Investment properties	$2,733,568			$2,733,568
Investment in Granite LP(1)	—	12	(12)	—
Other non-current assets	7,359			7,359

	2,740,927	12	(12)	2,740,927
Current assets:
Assets held for sale	391,453			391,453
Other current assets	4,988	46		5,034
Intercompany receivable(2)	—	6,331	(6,331)	—
Cash and cash equivalents	68,572	447		69,019

Total assets	$3,205,940	6,836	(6,343)	$3,206,433

LIABILITIES AND EQUITY
Non-current liabilities:
Unsecured debt, net	$647,306			$647,306
Other non-current liabilities	305,518			305,518

	952,824			952,824

Current liabilities:
Bank indebtedness	32,552			32,552
Intercompany payable(2)	6,331		(6,331)	—
Other current liabilities	76,371	6,824		83,195

Total liabilities	1,068,078	6,824	(6,331)	1,068,571

Equity:
Stapled unitholders' equity	2,136,602	12		2,136,614
Non-controlling interests	1,260		(12)	1,248

Total liabilities and equity	$3,205,940	6,836	(6,343)	$3,206,433

(1)
Granite LP is 100% owned by Granite REIT and Granite GP.
(2)
Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.
Granite REIT 2018 111

Granite REIT Annual Report 2018

Income Statement	Year ended December 31, 2018

	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

Revenue	$247,483			$247,483
General and administrative expenses	29,404			29,404
Interest expense and other financing costs	22,413			22,413
Other costs and expenses, net	16,964			16,964
Share of (income) loss of Granite LP	—	(5)	5	—
Fair value gains on investment properties, net	(354,707)			(354,707)
Fair value loss on financial instruments	562			562
Acquisition transaction costs	7,968			7,968
Loss on sale of investment properties	6,871			6,871

Income before income taxes	518,008	5	(5)	518,008
Income tax expense	52,651			52,651

Net income	465,357	5	(5)	465,357

Less net income attributable to non-controlling interests	206		(5)	201

Net income attributable to stapled unitholders	$465,151	5	—	$465,156

Income Statement	Year ended December 31, 2017

	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

Revenue	$244,683			$244,683
General and administrative expenses	26,066			26,066
Proxy contest expenses	5,866			5,866
Interest expense and other financing costs	20,011			20,011
Other costs and expenses, net	31,712			31,712
Share of (income) loss of Granite LP	—	(4)	4	—
Fair value gains on investment properties, net	(212,106)			(212,106)
Fair value losses on financial instruments	823			823
Acquisition transaction costs	718			718
Loss on sale of investment properties	427			427

Income before income taxes	371,166	4	(4)	371,166
Income tax expense	13,418			13,418

Net income	357,748	4	(4)	357,748

Less net income attributable to non-controlling interests	50		(4)	46

Net income attributable to stapled unitholders	$357,698	4	—	$357,702

112 Granite REIT 2018

Granite REIT Annual Report 2018

Statement of Cash Flows	Year ended December 31, 2018

	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

OPERATING ACTIVITIES
Net income	$465,357	5	(5)	$465,357
Items not involving current cash flows	(294,790)	(5)	5	(294,790)
Changes in working capital balances	3,410	367		3,777
Other operating activities	(16,456)			(16,456)

Cash provided by operating activities	157,521	367	—	157,888

INVESTING ACTIVITIES
Business acquisitions	(547,895)			(547,895)
Proceeds from disposals, net	681,319			681,319
Investment property capital additions
— Maintenance or improvements	(17,799)			(17,799)
— Developments or expansions	(15,378)			(15,378)
Acquisition deposits	(33,086)			(33,086)
Other investing activities	28,700			28,700

Cash provided by investing activities	95,861	—	—	95,861

FINANCING ACTIVITIES
Distributions paid	(125,131)			(125,131)
Other financing activities	449,314			449,314

Cash provided by financing activities	324,183	—	—	324,183

Effect of exchange rate changes	11,295			11,295

Net increase in cash and cash equivalents during the year	$588,860	367	—	$589,227

Statement of Cash Flows	Year ended December 31, 2017

	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined

OPERATING ACTIVITIES
Net income	$357,748	4	(4)	$357,748
Items not involving current cash flows	(192,530)	(4)	4	(192,530)
Changes in working capital balances	(8,011)	414		(7,597)
Other operating activities	1,056			1,056

Cash provided by operating activities	158,263	414	—	158,677

INVESTING ACTIVITIES
Business acquisitions	(153,979)			(153,979)
Investment property capital additions
— Maintenance or improvements	(10,736)			(10,736)
— Developments or expansions	(72,404)			(72,404)
Other investing activities	(728)			(728)

Cash used in investing activities	(237,847)	—	—	(237,847)

FINANCING ACTIVITIES
Distributions paid	(122,637)			(122,637)
Other financing activities	17,399			17,399

Cash used in financing activities	(105,238)	—	—	(105,238)

Effect of exchange rate changes	7,212			7,212

Net increase (decrease) in cash and cash equivalents during the year	$(177,610)	414	—	$(177,196)

Granite REIT 2018 113

Granite REIT Annual Report 2018

20. COMMITMENTS AND CONTINGENCIES

(a)    The Trust is subject to various legal proceedings and claims that arise in the ordinary course of business. Management and legal counsel evaluate all claims which are generally covered by Granite's insurance policies. Any liability from remaining claims is not probable to occur and would not have a material adverse effect on the combined financial statements. However, actual outcomes may differ from management's expectations.

(b)    At December 31, 2018, the Trust's contractual commitments related to construction and development projects, the purchase of a property in the United States and the leasehold interest in two properties in Canada (note 3) amounted to approximately $457.0 million.

(c)    At December 31, 2018, the Trust had commitments on non-cancellable operating leases requiring future minimum annual rental payments as follows:

Not later than 1 year	$461
Later than 1 year and not later than 5 years	1,123
Later than 5 years	—

$1,584

In addition, the Trust is committed to making annual payments under two ground leases for the land upon which two income-producing properties in Europe are situated of $0.5 million and $0.1 million to the years 2049 and 2096, respectively. As at December 31, 2018, the fair value of the investment properties situated on the land under ground leases is $57.2 million.

(d)    The Trust owns a property located in Canada for which the tenant has a purchase option to acquire the property from Granite at a stipulated price included in the lease agreement. To date, the tenant has not exercised such purchase option to acquire the property.

21. SUBSEQUENT EVENTS

(a)    During January and February 2019, all six properties classified as assets held for sale at December 31, 2018 were sold for aggregate proceeds of $43.7 million, which approximated their carrying value (note 5).

(b)    On March 1, 2019, Granite acquired two income-producing industrial properties near Dallas, Texas at a purchase price of US$123.7 million which was funded with cash on hand.

(c)    Subsequent to December 31, 2018, the Trust declared monthly distributions in January and February 2019 of $10.6 million each (note 10).

114 Granite REIT 2018

QuickLinks

  EXHIBIT 2
MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm